UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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BOISE INC.
(Name of Registrant as Specified in its Charter)

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Notice of Annual Shareholders' Meeting and Proxy Statement
2013

www.boiseinc.com

BOISE INC.
NOTICE OF 2013 ANNUAL SHAREHOLDERS' MEETING

Time and Date:	9:00 a.m. Mountain Daylight Time Wednesday, April 24, 2013

Place:	Boise Plaza Building 1-West Conference Room 1111 West Jefferson Street Boise, Idaho 83702-5388

Record Date:	March 18, 2013 We will begin mailing our proxy statement, 2012 annual report on Form 10-K, and a proxy card to shareholders of record on or about March 25, 2013.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible. For your convenience, we have provided a summary of the items to be voted on at the meeting.
Thank you.
By order of the board of directors,
Karen E. Gowland
Senior Vice President, General Counsel and Secretary

i

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.
You may view a complete copy of our proxy statement and 2012 annual report on Form 10-K by visiting our website at www.boiseinc.com and selecting About Boise Inc. and then Proxy Materials. We will begin mailing our proxy statement, 2012 annual report on Form 10-K, and a proxy card to shareholders of record on or about March 25, 2013.

Meeting Agenda and Voting Matters	Board Vote Recommendation

Election of two directors	FOR EACH DIRECTOR NOMINEE

Advisory approval of our executive compensation program	FOR

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013	FOR

Transaction of other business properly presented at the meeting

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The following table illustrates how abstentions and broker nonvotes will be counted.

Proposal No. 1 - Election of Directors
If you do not provide voting instructions, your broker may not vote on this matter.

The two director nominees who receive the greatest number of votes will be elected as directors. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

Proposal No. 2 - Advisory Approval of Our Executive Compensation Program
If you do not provide voting instructions, your broker may not vote on this matter.

The advisory vote approving our executive compensation program will be determined by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.

Proposal No. 3 - Ratification of Independent Accountant
If you do not provide voting instructions, your broker is permitted to exercise its discretion in voting.

The proposal to appoint KPMG LLP as our independent registered public accounting firm for 2013 will be ratified by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Board Nominees
Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The two members of Class II, Jonathan W. Berger and Jack Goldman, are standing for election as directors at our 2013 annual shareholders' meeting, to hold office for three-year terms expiring in 2016. The following table provides summary information about each of these director nominees. During 2012, Messrs. Berger and Goldman attended 100% and 97% of the board and committee meetings on which they served, respectively.

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships					Other Public Company Boards
				Executive	Audit	Compensation	Governance	Nominating

Jonathan W. Berger Age - 54	2007	CEO of Great Lakes Dredge & Dock Corporation	X	X	X (Chair)	X (Chair)	X	X	Great Lakes Dredge & Dock Corporation

Jack Goldman Age - 72	2008	Of Counsel to Theodora Oringher PC	X	X	X	X	X (Chair)		None

Executive Compensation Advisory Approval
We are asking shareholders to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Our board of directors recommends a FOR vote because it believes our compensation policies and practices support our goal of aligning our officers' pay with company performance and, thus, shareholder interests.
Executive Compensation Elements

▪
We target annual base pay at the 50th percentile of the market. We believe this enables us to effectively retain and recruit the talented officers we need to achieve strong financial and operational goals.

▪
We provide at-risk pay opportunities linked to achievement of short- and long-term goals that benefit shareholders. These compensation elements are also structured so target payouts are set at the 50th percentile of the market. These short- and long-term incentives comprise a significant portion of each officer's total compensation opportunity, since they are designed to motivate and reward our officers for maximizing shareholder value.

▪
Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2012, our named executive officers received long-term equity incentive compensation opportunities in a mixture of restricted stock or restricted stock units, performance units, and stock options.

▪
Our annual incentive compensation opportunities are tied to achievement of financial goals and individual contributions to the company or individual lines of business. Because we are a manufacturing company, we also link a portion of at-risk annual short-term incentive pay to the achievement of safety goals.

▪	We provide limited perquisites, including only those benefits that are consistent with competitive practice as necessary to attract and retain key executives.

Key Compensation Activities

▪	We maintained our executive compensation recovery (clawback) policy.

▪	We provide neither single-trigger change-in-control agreements nor gross-up provisions in our executive officers' severance agreements.

▪	We reaffirmed our stock ownership guidelines for our elected officers and monitored their compliance with the guidelines.

▪
We froze our defined benefit pension plan in 2009. For those officers who had benefits under the Supplemental Pension Plan (SUPP) and/or Supplemental Early Retirement Plan (SERP), these were also frozen.

▪
We evaluated the potential risks arising from our compensation policies and practices to ensure these policies and practices were not reasonably likely to have a material adverse effect on the company.

▪	We reviewed and assessed the performance targets in our short- and long-term incentive plans to ensure they reflect current and anticipated business conditions and are sufficiently challenging.

▪
We reassessed our use of stock options as a long-term incentive vehicle, replacing them in 2013 with performance units that directly measure total shareholder return, increasing the connection between the interests of our executive officers and shareholders.

▪	We revised the compensation committee's charter to ensure it promotes appropriate oversight of our compensation practices.
2012 Business Performance and Compensation Highlights

▪	Our annual sales increased to $2.56 billion, 6% above our sales in 2011.

▪	In 2012, we reported $52.2 million of net income and $300.0 million of EBITDA, or $331.8 million of EBITDA excluding special items. (1)

▪	During 2012, the company surpassed its 2011 safety performance, which was the best in the company's history.

▪	We returned capital to our shareholders during 2012 through the payment of two special dividends totaling $1.20 per share.

▪	Our total shareholder return (with dividends considered reinvested as of the ex-dividend date) was approximately 29% for 2012.

__________

(1)
This proxy statement contains financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA and EBITDA excluding special items. EBITDA represents income (loss) before interest (interest expense and interest income), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA excluding special items represents EBITDA adjusted by eliminating items we believe are not consistent with our ongoing operations. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. To reconcile these non-GAAP measures with the most directly comparable GAAP measures, please refer to our 2012 annual report on Form 10-K, Item 6. Selected Financial Data, and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Executive Summary.

The following table sets forth the 2012 compensation for each of our named executive officers, as determined under Securities and Exchange Commission (SEC) rules, and highlights that a significant portion (stock awards, option awards, and non-equity incentive plan compensation) is considered “at risk.” The SEC's calculation of Total compensation includes several items driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our named executive officers in 2012. For a complete description of our named executive officers' compensation, please refer to the Executive Compensation section in this proxy statement.

Named Executive Officer and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Alexander Toeldte President and Chief Executive Officer	$837,885	$1,581,181	$778,798	$916,300	$2,452	$558,044	$4,674,660

Samuel K. Cotterell Senior Vice President and Chief Financial Officer	403,269	355,070	174,897	280,625	85,598	99,847	1,399,306

Robert A. Warren Former Executive Vice President and Chief Operating Officer	428,269	489,077	240,890	343,541	99,910	181,952	1,783,639

Judith M. Lassa Executive Vice President and Chief Operating Officer (Former Senior Vice President, Paper and Specialty Products)	362,308	454,583	125,394	243,893	129,795	180,053	1,496,026

Karen E. Gowland Senior Vice President, General Counsel and Secretary	362,308	254,583	125,394	267,618	136,501	173,288	1,319,692

Auditors
As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for 2013. The following table provides summary information about KPMG 's fees for services provided to us in 2012.

Audit Fees	$2,005,000
Audit-Related Fees	9,323
Tax Fees	—
All Other Fees	—

Total	$2,014,323

2014 Annual Shareholders' Meeting
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than November 19, 2013.
Boise Inc.
Attention: Corporate Secretary
PO Box 990050
Boise, ID 83799-0050
Additionally, our Bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting not less than 120 nor more than 150 days prior to our 2014 annual shareholders' meeting.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS' MEETING AND VOTING
Internet Availability of Proxy Materials, Annual Reports on Form 10-K, and Other Reports and Policies
You may view a complete copy of our proxy statement and 2012 annual report on Form 10-K by visiting our website at www.boiseinc.com and selecting About Boise Inc. and then Proxy Materials. We will begin mailing our proxy statement, 2012 annual report on Form 10-K, and a proxy card to shareholders of record on or about March 25, 2013.
You may view complete copies of all of our SEC filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, financial information, and other reports and policies, by visiting our website at www.boiseinc.com and selecting About Boise Inc. and then SEC Filings.
Record Date and Voting at Our 2013 Annual Shareholders' Meeting
Shareholders owning our common stock at the close of business on March 18, 2013 (the Record Date) may vote at our 2013 annual shareholders' meeting. On the Record Date, 100,885,033 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at our 2013 annual shareholders' meeting.
All valid proxies properly executed and received by us prior to our 2013 annual shareholders' meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

▪	FOR the election of the two director nominees;

▪	FOR the advisory approval of our executive compensation program; and

▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013.
Your shares will also be voted on any other matters presented for a vote at the meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before our 2013 annual shareholders' meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at our 2013 annual shareholders' meeting.
Independent Tabulator
We have appointed Continental Stock Transfer & Trust Company (Continental Stock) as our independent tabulator to receive and tabulate all votes cast at our 2013 annual shareholders' meeting. Continental Stock will determine whether a quorum is present.
Independent Inspector of Election
We have appointed Cydni J. Waldner, of Waldner Law Office L.L.C., as our independent inspector of election to certify the vote results.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The following table illustrates how abstentions and broker nonvotes will be counted.

Proposal No. 1 - Election of Directors
If you do not provide voting instructions, your broker may not vote on this matter.

The two director nominees who receive the greatest number of votes will be elected as directors. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

Proposal No. 2 - Advisory Approval of Our Executive Compensation Program
If you do not provide voting instructions, your broker may not vote on this matter.

The advisory vote approving our executive compensation program will be determined by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.

Proposal No. 3 - Ratification of Independent Accountant
If you do not provide voting instructions, your broker is permitted to exercise its discretion in voting.

The proposal to appoint KPMG LLP as our independent registered public accounting firm for 2013 will be ratified by the affirmative vote of a majority of shares present at the meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Proxy Solicitation
Our board of directors is soliciting your proxy. We will not retain a proxy solicitor; however, our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.

Householding of Annual Meeting Materials
Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2012 annual report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:
Broadridge Householding Department
51 Mercedes Way
Edgewood, NY 11717
Toll-Free Number: 1-800-542-1061
If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

Shareholder Proposals for Inclusion in Next Year's Proxy Statement
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than November 19, 2013.
Boise Inc.
Attention: Corporate Secretary
PO Box 990050
Boise, ID 83799-0050
Additionally, our Bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting not less than 120 nor more than 150 days prior to our 2014 annual shareholders' meeting.
Please refer to Article II, Section 4 of our Bylaws for an outline of the information a shareholder's notice must include regarding director nominees and other business to be brought before a shareholders' meeting.
You may view a complete copy of our Bylaws by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Bylaws.
If You Plan to Attend
If you plan to attend our 2013 annual shareholders' meeting in person, please bring a photo identification, as well as your Notice, the tear-off portion of your proxy card, or your brokerage statement reflecting your Boise Inc. holdings as proof of share ownership as of the Record Date.

PROPOSALS TO BE VOTED ON
Proposal No. 1 - Election of Directors
Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date

I	Carl A. Albert	Date of 2015 annual shareholders' meeting
Heinrich R. Lenz
Jason G. Weiss

II	Jonathan W. Berger	Date of 2013 annual shareholders' meeting
Jack Goldman

III	Alexander Toeldte	Date of 2014 annual shareholders' meeting

At each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.
Nominees
Two nominees, Messrs. Berger and Goldman, are standing for election as directors at our 2013 annual shareholders' meeting to hold office for three-year terms expiring in 2016.
Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the two director nominees. To be elected to our board of directors, the director nominees must receive a plurality of the votes cast by our shareholders present in person or by proxy and entitled to vote. If a director nominee who is a continuing director is not reelected, he will remain in office until a successor is elected or until his earlier resignation or removal.
The two director nominees have confirmed their availability for election. If any of the director nominees becomes unavailable to serve as a director for any reason prior to our 2013 annual shareholders' meeting, our board of directors may substitute another person as a director nominee. In that case, your shares will be voted FOR the substitute director nominee.
Additional information follows for the two director nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that person should serve as a director of the company. During the past ten years, none of our directors has been a party to any legal or bankruptcy proceedings reportable under SEC rules.
Our board of directors unanimously recommends shareholders vote FOR Messrs. Berger and Goldman, our two director nominees.

Carl A. Albert, 71
Mr. Albert serves as our board chair. He has served as a director of the company since its inception in 2007.
Business Experience
Since 2000, Mr. Albert has served as the chair of the board and chief executive officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, chair of the board, and chief executive officer of Fairchild Aerospace Corporation and Fairchild Dornier Corporation and chair of the supervisory board of Dornier Luftfahrt, GmbH, all aircraft manufacturing companies. From 1989 to 1990, Mr. Albert was a private investor. After providing start-up venture capital, he served from 1981 to 1988 as chair of the board and chief executive officer of Wings West Airlines, a regional airline that was acquired by AMR Corporation, the parent of American Airlines, in 1988. Following the acquisition, Mr. Albert served as president until 1989. Prior to this, he was an attorney practicing business, real estate, and corporate law.
Education

▪	B.A., University of California at Los Angeles

▪	L.L.B., University of California at Los Angeles, School of Law
Current public company directorships, other than Boise Inc.

▪	Great Lakes Dredge & Dock Corporation - Provider of global dredging services and domestic commercial and industrial demolition services
Prior directorships held during past five years at any public company or registered investment company

▪	None
Attributes and skills that led our board to conclude Mr. Albert should serve as a director of the company

▪	Extensive experience as a former chief executive officer and board chair of a capital-intensive industry

▪	International business experience

▪	Legal expertise

Jonathan W. Berger, 54 - Nominee
Mr. Berger has served as a director of the company since its inception in 2007.
Business Experience
Since September 2010, Mr. Berger has been the chief executive officer of Great Lakes Dredge & Dock Corporation, a provider of global dredging services and domestic commercial and industrial demolition services. Prior to that time, and since August 2009, Mr. Berger had been the managing partner of Tellurian Partners, LLC, a consulting and financial advisory business. From December 2001 to July 2009, Mr. Berger was associated with Navigant Consulting, Inc., an NYSE-listed consulting firm, and was the managing director and co-leader of that firm's corporate finance practice. He was also president of Navigant Capital Advisors, L.L.C., Navigant Consulting, Inc.'s registered broker-dealer, from October 2003 to July 2009. From 2000 to 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to 1999, Mr. Berger was employed by KPMG LLP, an independent public accounting firm, and served as a partner from 1991 to 1999, where he led the corporate finance practice for three of those years.
Education

▪	B.S., Cornell University

▪	M.B.A., Emory University
Current public company directorships, other than Boise Inc.

▪	Great Lakes Dredge & Dock Corporation - Provider of global dredging services and domestic commercial and industrial demolition services
Prior directorships held during past five years at any public company or registered investment company

▪	None
Attributes and skills that led our board to conclude Mr. Berger should serve as a director of the company

▪	Extensive accounting background, with over 25 years of accounting experience

▪	Certified public accountant

▪	Holds a masters of business administration

Jack Goldman, 72 - Nominee
Mr. Goldman has served as a director of the company since February 2008.
Business Experience
From January 2006 to December 2009, Mr. Goldman was a senior attorney at the law firm of Theodora Oringher PC in Los Angeles and, in January 2010, became of counsel to the firm. From May 2002 to January 2006, Mr. Goldman was of counsel to the law firm of Miller & Holguin, at which time it merged with his current firm. Mr. Goldman was a partner in the law firm of Arter & Hadden from 1994 to 2000 and thereafter was of counsel to that firm until 2002. During the period April 2001 to December 2007, Mr. Goldman also served as chair and chief executive officer of Business Protection Systems International, Inc., a privately held provider of proprietary software solutions for business continuity and risk management programs for business and public sector clients. He continued to serve as a director through March 2009 when he was elected again as board chair, the position he held when the company was sold in November 2012. From 1989 to 1994, he was a partner in the law firm of Keck, Mahin & Cate. Mr. Goldman engaged in private practice through his own law firm from 1980 to 1989. Mr. Goldman was general counsel of Superscope, Inc., a multinational manufacturer and distributor of brand name consumer audio products from 1975 to 1980. While at Superscope, he also served as treasurer and vice president of administration. Mr. Goldman was admitted to practice law in California in 1966 and engaged in private practice until 1975, when he became employed by Superscope.
Education

▪	B.A., Lafayette College

▪	J.D., University of California at Los Angeles, School of Law
Current public company directorships, other than Boise Inc.

▪	None
Prior directorships held during past five years at any public company or registered investment company

▪	None
Attributes and skills that led our board to conclude Mr. Goldman should serve as a director of the company

▪	Expertise in business continuity and risk management programs

▪	Extensive experience with corporate governance matters

▪	Legal expertise

Heinrich R. Lenz, 57
Mr. Lenz has served as a director of the company since February 2010.
Business Experience
Mr. Lenz has served as president and chief executive officer of Sun Chemical Corporation, a producer of printing inks and pigments, since January 2008. In April 2011, Mr. Lenz assumed additional responsibilities as an executive director of DIC Corporation, Sun Chemical's parent company. From 2002 to 2007, Mr. Lenz served as Sun Chemical's senior vice president and chief financial officer/president, Latin America. From 1997 to 2002, Mr. Lenz was employed by Fairchild Aerospace, a manufacturer of corporate jets and aircraft for regional airlines, serving first as executive vice president and chief financial officer and then as president and chief executive officer of Fairchild Aircraft Inc. From 1980 to 1997, Mr. Lenz was employed by Allied Signal Aerospace in its aerospace, automotive, specialty chemicals, plastics, and engineered materials businesses, ultimately being promoted to vice president, finance. From 1976 to 1980, Mr. Lenz was employed by the German Internal Revenue Service.
Education

▪	B.S. (Finance and Taxes), University of Edenkoben, Germany

▪	M.S. (Business and Administration), University of Wiesbaden, Germany
Current public company directorships, other than Boise Inc.

▪	None
Prior directorships held during past five years at any public company or registered investment company

▪	None
Attributes and skills that led our board to conclude Mr. Lenz should serve as a director of the company

▪	Extensive international business experience

▪	Extensive financial background, with over 30 years of accounting experience

▪	Experience as chief executive officer of a capital-intensive, global company

Alexander Toeldte, 53
Mr. Toeldte has served as the company's president and chief executive officer and a director since February 2008.
Business Experience
Mr. Toeldte joined Boise Cascade Holdings, L.L.C., in early October 2005 as president of the company's Packaging and Newsprint segment and, in late October 2005, became its executive vice president, Paper and Packaging and Newsprint segments. From 2004 to 2006, Mr. Toeldte was chair of Algonac Limited, a private management and consulting firm based in Auckland, New Zealand. Mr. Toeldte's previous experience includes: serving as executive vice president of Fonterra Co-operative Group, Ltd., and chief executive officer of Fonterra Enterprises (Fonterra, based in New Zealand, is a global dairy company); previously, Mr. Toeldte served in various capacities with Fletcher Challenge Limited Group (formerly one of the largest companies in New Zealand with holdings in paper, forestry, building materials, and energy), including as chief executive officer of Fletcher Challenge Building and as chief executive officer of Fletcher Challenge Paper, both of which were publicly traded units of the Fletcher Challenge Limited Group; and Mr. Toeldte served as a partner at McKinsey & Company in Toronto, Brussels, Montreal, and Stockholm.
Education

▪	Economics, Albert-Ludwigs-Universität, Freiburg, Germany

▪	M.B.A., McGill University, Montreal, Canada
Current public company directorships, other than Boise Inc.

▪	None
Prior directorships held during past five years at any public company or registered investment company

▪	None
Attributes and skills that led our board to conclude Mr. Toeldte should serve as a director of the company

▪	Previous experience as chief executive officer of a publicly traded company

▪	Previous experience as board chair of a publicly traded company

▪	Extensive international business experience across a wide variety of industries

▪	Extensive experience in capital-intensive industries

▪	Management consulting experience

▪	Immediate past chairman of the board of directors of the American Forest & Paper Association (AF&PA)

Jason G. Weiss, 43
Mr. Weiss has served as a director of the company since its inception in 2007. Mr. Weiss serves on our board as a designee of the Aldabra Majority Holders (as defined in the Investor Rights Agreement).
Business Experience
Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC since June 2009. Terrapin Palisades Ventures, LLC is a private investment company and is also a general partner of several California and Uruguay focused agricultural investment partnerships, as well as a New Zealand real estate focused investment partnership. In June 2009, Mr. Weiss sold his interest in Terrapin Partners, LLC, Terrapin Asset Management, LLC, and TWF Management Company LLC, all private equity and asset management companies in which he had been a managing member and the co-founder since 1998. From 2004 to 2006, he was chief executive officer of Aldabra Acquisition Corporation, a publicly traded blank check company, which merged with Great Lakes Dredge & Dock Corporation in 2006. During 2004, Mr. Weiss served as a managing member of American Classic Sanitation LLC. From 1999 to 2000, he served as the chief executive officer and executive vice president of strategy of PaperExchange.com. During 1998 and 2000, Mr. Weiss served as a managing member of e-STEEL LLC.
Education

▪	B.A., University of Michigan (with Highest Distinction)

▪	J.D., Harvard Law School (cum laude)
Current public company directorships, other than Boise Inc.

▪	Great Lakes Dredge & Dock Corporation - Provider of global dredging services and domestic commercial and industrial demolition services
Prior directorships held during past five years at any public company or registered investment company

▪	None
Attributes and skills that led our board to conclude Mr. Weiss should serve as a director of the company

▪	Extensive experience with private equity and asset management companies

▪	Previous experience as chief executive officer in a variety of industries

▪	Legal expertise

Proposal No. 2 - Advisory Approval of Our Executive Compensation Program
We are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our executive officers' pay considered variable, or “at risk,” and thus aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture.
Our executive compensation decisions for 2012 demonstrate our commitment to align executive compensation with company performance and shareholder interests. Some of our highlights include:

▪	Our annual sales increased to $2.56 billion, 6% above our sales in 2011.

▪	In 2012, we reported $52.2 million of net income and $300.0 million of EBITDA, or $331.8 million of EBITDA excluding special items. (1)

▪	During 2012, the company surpassed its 2011 safety performance, which was the best in the company's history.

▪	We returned capital to our shareholders during 2012 through the payment of two special dividends totaling $1.20 per share.

▪	Our total shareholder return (with dividends considered reinvested as of the ex-dividend date) was approximately 29% for 2012.

▪	Base salary increases for 2012 for our named executive officers were between 2.8% and 6.5%, based on market norms, performance, and experience levels.

▪
Strong safety performance, below-target financial results, and above-target individual performance led to short-term incentive award payouts for our named executive officers that were below 2011 levels.

▪
The 2012 annual equity awards granted to each of our named executive officers reflect our emphasis on long-term compensation and our philosophy of aligning the interests of our executive officers with the interests of our shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
Our board of directors has determined the best way to allow shareholders to vote on our executive compensation program is through the following resolution:
RESOLVED, that the compensation paid to the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.
Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.
Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the overall executive compensation policies and procedures employed by us for our named executive officers.
__________

(1)
This proxy statement contains financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA and EBITDA excluding special items. EBITDA represents income (loss) before interest (interest expense and interest income), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA excluding special items represents EBITDA adjusted by eliminating items we believe are not consistent with our ongoing operations. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. To reconcile these non-GAAP measures with the most directly comparable GAAP measures, please refer to our 2012 annual report on Form 10-K, Item 6. Selected Financial Data, and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Executive Summary.

Proposal No. 3 - Ratification of Independent Accountant
The audit committee of our board of directors is responsible for the engagement of our independent auditor and appointed KPMG LLP (KPMG) in that capacity, effective February 20, 2013.
Although ratification is not required by our Bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. The audit committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our shareholders' vote. Even if the selection of KPMG is ratified, the audit committee may change the appointment at any time during the year if it determines a change would be in the best interests of the company and our shareholders.
Representatives of KPMG will be present at our annual shareholders' meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
For information on the services KPMG has provided for us, please refer to the Fees Paid to KPMG section in this proxy statement.
Our board of directors unanimously recommends shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013.

CORPORATE GOVERNANCE
Code of Ethics for Our Board of Directors
Our board of directors adopted a Code of Ethics that applies not only to our directors but also to all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we will disclose the amendment or waiver by posting the required information on our website.
You may view a copy of our Code of Ethics by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Code of Ethics.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines (the Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board's commitment to monitor the effectiveness of policy and decision making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, or our Certificate of Incorporation or Bylaws. Our board of directors may modify the Guidelines from time to time on the recommendation of the governance committee and as deemed appropriate by our board of directors.
You may view a complete copy of the Guidelines by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Governance Guidelines.
Director Independence
Our directors believe board independence is crucial and is the key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.
We list our common stock and other securities on the New York Stock Exchange (NYSE). The NYSE rules require that a majority of our directors be independent from management. For a director to be independent under the NYSE's rules, our board must determine affirmatively that he or she has no material relationship with us.
To assist in making this determination, our board adopted the NYSE's independence standards. For purposes of these standards, we include Boise Inc. and our subsidiaries. An immediate family member includes a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.
A director is not independent if:

▪
He or she is, or has been within the last three years, or an immediate family member is, or has been within the last three years, one of our executive officers (consistent with NYSE interpretative guidance, a director's prior service as a nonemployee officer of a special purpose acquisition company (SPAC) will not preclude the board from finding the director is independent, as long as the director served as an officer without compensation and resigned his or her position as a SPAC officer upon the acquisition of the operating company);

▪
He or she has received, or an immediate family member has received, during any 12-month period during the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees or deferred compensation for prior service;

▪
He or she is a current partner or employee of our external auditing firm or he or she has an immediate family member who is a partner of such firm; he or she has an immediate family member who is a current employee of such firm and works personally on our audit; or he or she or an immediate family member was a partner or employee of such firm and worked personally on our audit during the last three years;

▪
He or she or an immediate family member is, or has been within the last three years, employed as an executive officer by another company whose compensation committee includes one or more of our present executive officers;

▪
He or she is a current employee, or an immediate family member is a current executive officer, of a company that makes payments to or receives payments from us for property or services, which in any fiscal year exceed 2% or $1 million, whichever is greater, of the other company's consolidated gross revenues; and

▪
He or she is an executive officer of a tax-exempt organization for which our contributions in any of the three preceding years exceeded 2% or $1 million, whichever is greater, of the organization's consolidated gross revenues for such year.

In addition, for purposes of serving on the audit committee, the director may not:

▪	Have accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from us, other than compensation for service as a director; and

▪	Be an “affiliated person” of the company, as the SEC defines that term.
Our board will determine the independence of any director who has a relationship with us that these standards do not cover. These standards are listed in the Guidelines, and you may view them by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Governance Guidelines.
Our board has determined that Messrs. Albert, Berger, Goldman, Lenz, and Weiss are independent directors as defined under the NYSE's listing standards. These directors constitute a majority of our board of directors. In making their determination, our board considered the relationships disclosed in the Related-Person Transactions section below.
Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.
Related-Person Transactions
Family Relationships
No family relationships exist between any of our directors and executive officers.
Investor Rights Agreement
In connection with our acquisition of Boise Cascade, L.L.C.'s (Boise Cascade) paper, packaging and newsprint, and transportation assets on February 22, 2008 (the Acquisition), we entered into an Investor Rights Agreement with Messrs. Albert, Berger, Goldman, and Weiss, four of our current directors, and Messrs. Nathan D. Leight and Richard Rogel, former directors of the company (together, the Aldabra Majority Holders). The Investor Rights Agreement provides that the Aldabra Majority Holders have the right to designate directors to our board in an amount proportionate to the voting power of the shares they each hold. Pursuant to this right, Mr. Weiss serves on our board of directors as a representative of the Aldabra Majority Holders.

Policies and Procedures for Related-Person Transactions
Our Code of Ethics, which is posted on our website at www.boiseinc.com, governs the review, approval, or ratification of related-person transactions. Pursuant to our Code of Ethics, our directors and officers are required to be free from actual or apparent conflicts of interest that would interfere with their loyalty to us or to our shareholders. Similarly, our Code of Ethics prohibits our directors and officers from appropriating business opportunities that are presented to the company, from competing with the company, and from using their positions with the company or company information for personal gain.
All actual or potential conflicts, including transactions with related parties, must be reported to our general counsel, who will provide guidance and a recommendation on how to address the issue. If the situation so warrants, our general counsel will report the conflict or transaction to our board of directors. If a significant conflict issue arises that cannot be resolved, or if the conflict was not disclosed, our board of directors may ask for the resignation or termination of the director or officer.
Our decision to enter into the Investor Rights Agreement was approved by our entire board of directors in connection with the Acquisition. There have been no subsequent related-party transactions concerning our directors or officers that have been brought to the attention of our general counsel.
Role of Board of Directors in Our Risk Management Processes
We have well-developed processes and structures in place to manage our key strategic, operational, financial, and compliance risks. While our entire board of directors is responsible for monitoring and evaluating the risks we face and our risk management processes, our board has delegated the oversight of this responsibility to the audit committee. We utilize the following risk management processes:

▪
Enterprise Risk Management Dashboard - Our enterprise risk management effort includes a framework for identifying and assessing key strategic, operational, financial, and compliance risks. We have assigned each key risk to an executive risk owner who is responsible for ongoing risk assessment and management. On a semi-annual basis, the management team completes a formal assessment of enterprise risk. This assessment includes identification of emerging risks, reassessment of known risks, and assessment of our risk response activities and controls. A product of this process is an enterprise risk management dashboard that is used to report the results to our board;

▪	Management of Major Risks - The most critical risk areas we face are reviewed in depth with our board;

▪	Strategic Planning Processes - Our annual strategic planning and budgeting process includes identification of risks and a sensitivity analysis, which is reviewed with our board;

▪	Derivative Risk Management - We maintain a derivative risk committee and processes, and we review derivative/hedging activity with our board several times each year;

▪	Compliance Risk - Risk factors required to be disclosed in our SEC filings are reviewed with our board; and

▪
Internal Audit - Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the company. The audit committee meets a number of times each year with our senior internal auditing executive.

We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate security, environmental audits, and safety audits.

Risk Analysis of Employee Compensation Policies and Practices
We reviewed our compensation policies and practices for our employees and determined these policies and practices were not reasonably likely to have a material adverse effect on the company. Specifically, we determined that our practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

▪
None of our businesses presents a high risk profile in that a very large percentage of our revenues and income is derived from commodity products (paper and packaging) sold at established or indexed commodity prices;

▪	No single business unit carries a significant portion of our risk profile;

▪	No single business unit is significantly more profitable than others on a consistent basis (although profitability varies from year to year depending on commodity pricing);

▪	Our incentive pay structure rewards performance in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

▪	Our incentive pay program has both minimum and maximum caps designed to take into account short- and long-term affordability measures;

▪	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our short-term incentive pay program;

▪	We have adopted an executive compensation recovery policy; and

▪
With the implementation of our executive compensation recovery policy and stock ownership guidelines, our executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Director Selection Process
Our board of directors is responsible for selecting the nominees for election to our board. The nominating committee, after consultation with our board chair and the receipt of any nominee recommendations from other directors and/or shareholders, is responsible for identifying and recommending to our board of directors qualified candidates to be nominated for election as directors at our annual shareholders' meeting or to be appointed by our board to fill vacancies occurring between annual shareholders' meetings. The invitation to join our board of directors is extended by our board of directors through our board chair.
Suitability of Candidates
In evaluating the suitability of candidates, our board of directors and nominating committee consider many factors, including a candidate's:

▪	General understanding of elements relevant to the success of a publicly traded company in the current business environment;

▪	Understanding of our business; and

▪	Educational and professional background.

Our board of directors and nominating committee also consider a candidate's judgment, competence, anticipated participation in board activities, experience, geographic location, and special talents or personal attributes. The composition of our board of directors should encompass a broad range of skills, expertise, knowledge, and diversity. When evaluating the suitability of an incumbent director for nomination for reelection, our board of directors and nominating committee also consider the director's past performance, including attendance at meetings and participation in and contributions to the activities of our board of directors, as well as the director's ability to make contributions after any significant change in circumstances (including changes in employment or professional status).
Consideration of Diversity in Nomination Process
Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, our board of directors will make gender, racial, ethnic, and global diversity a high priority for director recruitment.
Shareholder Nominations for Directors
The nominating committee has not adopted a written policy regarding shareholder nominations for directors. In accordance with our Bylaws, however, the nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year's Proxy Statement section in this proxy statement). We did not receive any shareholder nominations or recommendations for director in connection with our 2013 annual shareholders' meeting.
Board and Committee Self-Evaluations
Our directors perform an annual self-evaluation of our board of directors, its committees, and each individual director. These evaluations assess the overall effectiveness of our board of directors. The governance committee reviews the directors' responses and provides the full board with a summary. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and its directors.
Board Education
Our new directors participate in an in-house director orientation program that includes written materials and presentations by company employees who are subject matter experts, as well as meetings with senior management. From time to time, our board meetings are held at company facilities, which allows our directors to tour those facilities and meet with employees to gain a better understanding of our businesses. Our directors are also offered the opportunity, at the company's expense, to attend director education programs provided by third parties.

Communications with Our Board of Directors
You may contact our board of directors by writing to them in care of our corporate secretary at the address shown below or by emailing them at the email address shown below. All correspondence will be referred to the chair of our board, who is not a member of management. Copies of all complaints or concerns are forwarded to our general counsel and corporate secretary.
Boise Inc.
Attention: Corporate Secretary
PO Box 990050
Boise, ID 83799-0050
Email: directors@boiseinc.com

BOARD STRUCTURE
Board Leadership Structure
Since our inception, our Corporate Governance Guidelines have provided that our chief executive officer may not serve concurrently as the chair of our board of directors. Accordingly, we separate our board chair and chief executive officer positions. Mr. Albert, a nonemployee director, serves as our independent board chair, and Mr. Toeldte serves as our chief executive officer. We believe separating the roles of board chair and chief executive officer improves the board's oversight of our management and risk.
Executive Sessions
Our board of directors and each of our committees regularly meet in executive sessions outside the presence of management. Mr. Albert, our board chair, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of his respective committee.
2012 Overall Meeting Attendance Rates
During 2012, our board of directors met 18 times, which included regularly scheduled and special meetings and our annual shareholders' meeting. In addition to meetings of the full board and our annual shareholders' meeting, our board committees met 15 times. As a group, our directors had an overall attendance rate of 93%. Each of our incumbent directors attended at least 75% of the meetings of the board and committees on which he served, in the aggregate.
While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual shareholders' meeting. All of our directors attended our 2012 annual shareholders' meeting.

Committees
Our board of directors has established the following five standing committees:
Executive Committee
Audit Committee
Compensation Committee
Governance Committee
Nominating Committee
The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices.
You may view copies of our committee charters by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Committee Charters.
Executive Committee

Committee Members	2012 Committee Meeting Attendance Rate (1)

Carl A. Albert, committee chair	N/A
Jonathan W. Berger	N/A
Jack Goldman	N/A
Alexander Toeldte	N/A

(1)	The executive committee of our board of directors did not meet during 2012.
The executive committee of our board of directors is responsible for exercising all the powers and authority of our board of directors in the management of our business and affairs, subject to the direction of our board of directors and the limitations under Section 141(c) of the Delaware General Corporation Law.
For a complete description of our executive committee's responsibilities, you may view a copy of our executive committee charter by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Committee Charters.

Audit Committee

Committee Members (1)	2012 Committee Meeting Attendance Rate (2)

Jonathan W. Berger, committee chair (3)	100%
Carl A. Albert	100%
Jack Goldman	100%
Heinrich R. Lenz	75%

(1)	All members of the audit committee are independent as defined under the NYSE's listing standards and our Corporate Governance Guidelines.

(2)	The audit committee of our board of directors met four times during 2012.

(3)	Our board of directors has determined that Mr. Berger is an audit committee financial expert, as the SEC defines that term.
The audit committee of our board of directors is responsible for:

▪	Selecting the independent auditor and approving the overall audit scope;

▪
Annually reviewing the independent auditor's formal written statement describing its internal quality-control procedures, any material issues raised by such review and steps taken to deal with such issues, all relationships between the auditors and the company, and the auditors' independence;

▪	Preapproving all audit services and nonaudit services to be performed for us by the independent auditors;

▪
Providing oversight of our accounting and financial reporting principles, policies, controls, procedures, and practices and reviewing significant changes as suggested by the independent auditors or management;

▪
Discussing the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal and regulatory requirements, with management and the independent auditor;

▪
Recommending to our board of directors the inclusion of our audited financial statements in our annual report on Form 10-K and ensuring the independent auditors have fulfilled their responsibilities under AICPA accounting and auditing standards;

▪	Annually preparing a report to be included in our proxy statement, as required by SEC rules, and submitting such report to our board of directors for approval;

▪	Discussing with management and the independent auditor, as appropriate, earnings press releases and other financial information provided to the public;

▪
Discussing with management and/or our general counsel any legal matters that may have a material impact on our financial statements or that might require disclosure in our financial statements and any material reports or inquiries from regulatory or governmental agencies;

▪	Reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management's responses;

▪
Establishing procedures for the receipt, retention, and treatment of complaints from our employees on accounting, internal controls, or auditing matters and for confidential, anonymous submissions by our employees of concerns regarding questionable accounting or reporting matters; and

▪
Discussing with management our overall risk assessment and risk management policies and reviewing with our board of directors management's effectiveness in identifying and managing key business risks facing the company.

For a complete description of our audit committee's responsibilities, you may view a copy of our audit committee charter by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Committee Charters.

Compensation Committee

Committee Members (1)	2012 Committee Meeting Attendance Rate (2)

Jonathan W. Berger, committee chair	100%
Carl A. Albert	100%
Jack Goldman	100%
Heinrich R. Lenz	83%
Jason G. Weiss	100%

(1)	All members of the compensation committee are independent as defined under the NYSE's listing standards and our Corporate Governance Guidelines.

(2)	The compensation committee of our board of directors met six times during 2012.
The compensation committee of our board of directors is responsible for:

▪
Reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating our chief executive officer's performance in light of those goals and objectives;

▪	Reviewing and approving the compensation and incentive opportunities of our elected officers;

▪	Reviewing and approving employment offers and agreements, severance arrangements, change-in-control arrangements, and other similar arrangements between the company and our elected officers;

▪	Reviewing and approving guidelines covering ownership of our stock by our elected officers;

▪	Reviewing our compensation philosophy and programs as they affect all employees;

▪	Reviewing executive succession plans for executive positions and business and staff organizations;

▪	Producing an annual report on executive compensation for inclusion in our proxy statement;

▪	Reviewing and discussing with management disclosures regarding advisory votes on executive compensation and the frequency of such votes for inclusion in our proxy statement;

▪	Administering our equity incentive plans; and

▪	Reviewing, at least annually, a risk assessment of our compensation policies and practices for our employees.
For a complete description of our compensation committee's responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Committee Charters.

Governance Committee

Committee Members (1)	2012 Committee Meeting Attendance Rate (2)

Jack Goldman, committee chair	100%
Carl A. Albert	100%
Jonathan W. Berger	100%
Jason G. Weiss	100%

(1)	All members of the governance committee are independent as defined under the NYSE's listing standards and our Corporate Governance Guidelines.

(2)	The governance committee of our board of directors met three times during 2012.
The governance committee of our board of directors is responsible for:

▪	Annually reviewing and recommending director compensation and benefits;

▪	Recommending to our board of directors the response to any shareholder proposal we receive;

▪
Developing and recommending to our board of directors for approval corporate governance guidelines and a code of ethics applicable to our directors, officers, and employees and reviewing the effectiveness of such guidelines and code of ethics at least annually and recommending changes as necessary;

▪
Developing and recommending to our board of directors for approval an annual self-evaluation process of our board of directors and its committees and annually overseeing the self-evaluations and reporting the findings to our board of directors; and

▪	Reviewing and evaluating our board of directors' criteria for director eligibility and recommending to our board of directors guidelines for determining director independence.
For a complete description of our governance committee's responsibilities, you may view a copy of our governance committee charter by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Committee Charters.

Nominating Committee

Committee Members (1)	2012 Committee Meeting Attendance Rate (2)

Carl A. Albert, committee chair	100%
Jonathan W. Berger	100%
Jason G. Weiss (3)	100%

(1)	All members of the nominating committee are independent as defined under the NYSE's listing standards and our Corporate Governance Guidelines.

(2)	The nominating committee of our board of directors met two times during 2012.

(3)
Mr. Weiss was appointed to serve on the nominating committee of our board of directors effective October 26, 2012. Consequently, Mr. Weiss served for only one of the two nominating committee meetings held in 2012, and he attended that meeting.

The nominating committee of our board of directors is responsible for:

▪	Identifying and recommending for election individuals who meet the criteria our board of directors has established for board membership; and

▪	Reviewing the committee structure of our board of directors and recommending for our board of directors' approval the composition of each committee.
For a complete description of our nominating committee's responsibilities, you may view a copy of our nominating committee charter by visiting our website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Committee Charters.
Other Committees
Our board of directors may establish special committees as it deems necessary or appropriate from time to time.

BOARD COMPENSATION
Employee board members do not receive compensation for their service on our board of directors. Nonemployee board members are entitled to receive the following compensation for their board service:

▪	Annual cash retainer;

▪	Annual cash committee membership fees;

▪	Annual equity award; and

▪	Reimbursement for travel and other expenses incurred in connection with their duties.
The governance committee reviews our director compensation annually and recommends changes, if any, to our board of directors. The compensation committee oversees the administration of the director compensation plans.

Director Compensation Table
The following table presents compensation information for each of our current and former nonemployee directors for the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Carl A. Albert	$161,833	$280,000	$—	$83,215	$525,048

Jonathan W. Berger	135,000	80,000	1,092	23,776	239,868

Jack Goldman	120,500	80,000	—	23,776	224,276

Nathan D. Leight (1)	45,000	80,000	—	13,313	138,313

Heinrich R. Lenz	107,500	80,000	—	23,776	211,276

Jason G. Weiss	95,910	80,000	—	23,776	199,686

(1)	Mr. Leight resigned from our board of directors effective July 23, 2012.

(2)
The amounts reported for Messrs. Albert, Berger, Goldman, Lenz, and Weiss reflect cash payments earned for the period January 1 through December 31, 2012. The amount reported for Mr. Leight reflects cash payments earned for the period January 1 through July 23, 2012, the date of his resignation from our board of directors.

(3)
On January 1, 2012, Mr. Albert was awarded, at no cost, 39,326 shares of restricted stock, and Messrs. Berger, Goldman, Leight, Lenz, and Weiss were each awarded, at no cost, 11,236 shares of restricted stock under the Boise Inc. Incentive and Performance Plan. The amounts reported for these awards reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These 2012 director equity awards were service-condition vesting awards, which vested on December 31, 2012. Upon the vesting of these awards, there were no outstanding unvested stock awards held by our directors at December 31, 2012. Pursuant to the terms of Mr. Leight's restricted stock award agreement, upon his resignation from our board of directors effective July 23, 2012, his 2012 director equity award was prorated, with Mr. Leight receiving 6,293 shares and forfeiting 4,943 shares. For further information on these 2012 director equity awards, please refer to the 2012 Director Equity Awards section in this proxy statement.

(4)
Change in Pension Value - We do not provide our directors with pension benefits.

Nonqualified Deferred Compensation Earnings - None of our directors elected to participate in our Directors Deferred Compensation Plan in 2012. The amount reported for Mr. Berger reflects the above-market portion of interest he earned on compensation he deferred in 2008.

(5)	The amounts reported reflect cash dividends paid to these directors on equity awards that vested in 2012.

2012 Director Fees
In 2012, our nonemployee directors received the following compensation for their board service:

Director Fees	2012

Director Fees (Annual):
Cash Retainer (1)	$75,000
Equity Award (2)	$80,000
Board Chair Equity Award (2)	$200,000

Committee Chair Fees (Annual):
Audit	$25,000
Compensation	$20,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$17,500
Compensation	$15,000
Other Committees	$5,000

(1)	Mr. Albert's 2012 cash retainer was increased by $33,333, for a total of $108,333.

(2)
In the past, our director equity awards (both the regular equity awards and the board chair equity awards) were awarded for a 12-month period, beginning March 15 and vesting March 15 of the following year. Commencing in 2012, the director equity awards were awarded on a calendar year basis, beginning January 1 and vesting December 31 of the same year. To accommodate this transition to a calendar year, the 2012 director equity awards were prorated to 80% of the annual award values to account for the overlap with the 2011 director equity awards through March 15, 2012. The numbers above reflect the actual (80%) value received. The board chair equity award was in addition to the cash retainer, the regular equity award, and the committee chair and nonchair committee membership fees.

2013 Director Fees
Our board of directors has approved the following compensation for board service in 2013:

Director Fees	2013

Director Fees (Annual):
Cash Retainer	$75,000
Equity Award	$100,000
Board Chair Equity Award (1)	$450,000

Committee Chair Fees (Annual):
Audit	$25,000
Compensation	$20,000
Other Committees	$8,000

Nonchair Committee Membership Fees (Annual):
Audit	$17,500
Compensation	$15,000
Other Committees	$5,000

(1)	The board chair equity award is in addition to the cash retainer, the regular equity award, and the committee chair and nonchair committee membership fees.

2012 Director Equity Awards
We believe our director compensation should encourage ownership of the company's stock. In light of that goal, on January 1, 2012, our nonemployee directors received service-condition vesting awards of restricted stock (2012 Director Restricted Stock), as shown in the following table. The number of restricted stock shares awarded to each nonemployee director was determined by dividing $80,000 ($280,000 in the case of Mr. Albert) by our closing stock price on December 30, 2011 ($7.12 per share).

Name	2012 Director Restricted Stock (#) (1)

Carl A. Albert	39,326
Jonathan W. Berger	11,236
Jack Goldman	11,236
Nathan D. Leight	11,236
Heinrich R. Lenz	11,236
Jason G. Weiss	11,236

(1)
The 2012 Director Restricted Stock awarded to Messrs. Albert, Berger, Goldman, Lenz, and Weiss vested in full on December 31, 2012. Mr. Leight resigned from our board of directors effective July 23, 2012. Pursuant to the terms of Mr. Leight's 2012 restricted stock award agreement, his 2012 Director Restricted Stock award was prorated, with Mr. Leight receiving 6,293 shares and forfeiting 4,943 shares.

2013 Director Equity Awards
Upon recommendation of the governance committee, our board of directors approved the following 2013 director equity awards (2013 Director Restricted Stock): Messrs. Berger, Goldman, Lenz, and Weiss received restricted stock valued at $100,000; and Mr. Albert received restricted stock valued at $550,000. The number of restricted stock shares awarded to each nonemployee director on January 1, 2013, was determined by dividing $100,000 ($550,000 in the case of Mr. Albert) by our closing stock price on December 31, 2012 ($7.95 per share). These 2013 Director Restricted Stock awards are service-condition vesting awards, vesting in full on December 31, 2013.

Name	2013 Director Restricted Stock (#)

Carl A. Albert	69,183
Jonathan W. Berger	12,579
Jack Goldman	12,579
Heinrich R. Lenz	12,579
Jason G. Weiss	12,579

Directors Deferred Compensation Plan
We maintain a “nonqualified” deferred compensation plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their cash compensation in the company's overall business performance. Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors. None of our directors elected to defer their cash compensation in 2012 or 2013 under this plan. We do not anticipate making any changes to this plan in 2013.

STOCK OWNERSHIP
Stock Ownership Guidelines for Our Directors and Elected Officers
Our board of directors established company stock ownership guidelines for our directors and elected officers, which are intended to ensure that our directors and elected officers acquire and maintain an equity stake in the company and more closely align their interests with those of our shareholders. These guidelines establish annual retainer or salary-based stock ownership targets for our directors and elected officers, respectively, and require annual retention of after-tax shares from our equity compensation programs until those targets are met.
Director Stock Ownership Guidelines
Our director stock ownership guidelines provide that, over time, each director should acquire and maintain stock ownership in the company equal to seven times his annual cash retainer. To achieve this goal, each director is to retain 50% of his after-tax shares from our equity compensation programs until achieving stock ownership equal to five times his annual cash retainer and then 25% of such after-tax shares to reach and maintain the stock ownership target of seven times his annual cash retainer. As of March 2013, all of our nonemployee directors are holding shares in compliance with these guidelines, and all but one are holding company stock valued in excess of seven times their annual cash retainers.
Elected Officer Stock Ownership Guidelines
As reflected in the following table, our elected officer stock ownership guidelines established three tiers - with one tier for our chief executive officer, a second for our executive and senior vice presidents, and a third for our corporate vice presidents. These guidelines provide that, over time, each elected officer should acquire and maintain stock ownership in the company equal to six times, three times, and two times his or her annual base salary, respectively. Common shares directly owned by the elected officer or beneficially owned through a trust or by a spouse are considered qualifying shares for purposes of these guidelines. Unvested restricted shares, restricted stock units, performance units, and unexercised stock options do not count toward the guidelines.
To achieve these goals, elected officers are to retain 50% of their after-tax shares from our equity compensation programs until their stock ownership equals four times, two times, and one and one-half times their annual base salaries for tiers one, two, and three, respectively, and then 25% of such after-tax shares to reach and maintain their stock ownership targets.

Level	Elected Officers	Retention Ratio of After-Tax Shares Prior to Meeting Initial Salary Guideline	Initial Annual Base Salary Multiple Guideline	Retention Ratio of After-Tax Shares After Meeting Initial Salary Guideline	Final Annual Base Salary Multiple Guideline

Tier I	CEO	50%	4x	25%	6x
Tier II	EVP, SVPs	50%	2x	25%	3x
Tier III	VPs	50%	1.5x	25%	2x

As of March 2013, our four named executive officers subject to the guidelines are holding shares in compliance with these guidelines, and three hold sufficient company stock to exceed the final annual base salary multiple guideline. Mr. Warren is no longer subject to the guidelines, effective January 1, 2013, when he transitioned to a nonofficer role.

Our Hedging Policy
We have in place a director and officer trading policy, which requires that our directors and officers inform our general counsel of any hedging transactions with respect to the company's securities, including transactions involving any derivative security relating to the company's securities. We are unaware of any hedging transactions entered into by any of our directors or officers.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock (Reporting Persons) to file reports with the SEC regarding their ownership of and transactions in our common stock and other securities related to our common stock. SEC rules also require Reporting Persons to furnish us with copies of the reports they file with the SEC. Based solely on a review of the copies of the reports provided to us and inquiries we have made, we believe that during our fiscal year ended December 31, 2012, all Reporting Persons filed in a timely manner all of the reports they were required to file.

Security Ownership of Beneficial Owners and Management
As of March 18, 2013, we had 100,885,033 shares of our common stock issued and outstanding. Based on a review of SEC filings, the following table sets forth, as of March 18, 2013, the actual beneficial ownership of our outstanding common stock by:

▪	Each person owning greater than 5% of our outstanding common stock;

▪	Each of our nonemployee directors;

▪	Each of our named executive officers (excluding Mr. Warren, who transitioned to a nonofficer role within the company, effective January 1, 2013); and

▪	All of our directors and executive officers as a group.
None of the shares held by our directors and executive officers are pledged as security for any obligation, such as pursuant to a loan arrangement or agreement or a margin account agreement. Our directors and executive officers hold their shares directly unless otherwise indicated. The business address for each or our directors and executive officers is c/o Boise Inc., 1111 West Jefferson Street, Suite 200, Boise, ID 83702-5388.

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Column
	A	B	C
	Shares Owned as of 3/18/13 (#) (1)	Right to Acquire Within 60 Days of 3/18/13 (#) (1)	Percent of Class (%) (2)

Persons Owning Greater Than 5% of Our Outstanding Common Stock:
Dimensional Fund Advisors LP (3)	8,481,403	—	8.4%
Paulson & Co. Inc. (4)	7,016,300	—	7.0%
LSV Asset Management (5)	5,304,175	—	5.3%
BlackRock, Inc. (6)	5,188,119	—	5.1%
The Vanguard Group (7)	5,061,562	—	5.0%

Nonemployee Directors:
Carl A. Albert (8)	879,801	—	*
Jonathan W. Berger	280,884	—	*
Jack Goldman (9)	284,284	—	*
Heinrich R. Lenz	53,826	—	*
Jason G. Weiss (10)	2,132,247	—	2.1%

Named Executive Officers:
Alexander Toeldte (11)	1,064,966	131,904	1.2%
Samuel K. Cotterell	112,244	29,151	*
Robert A. Warren (12)	—	—	—
Judith M. Lassa	183,010	21,238	*
Karen E. Gowland	252,411	21,238	*

All Directors and Executive Officers as a Group (11 Persons) (13)	5,452,938	232,982	5.6%

* Less than 1%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 18, 2013 (Column B).

(2)
Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the company's total number of outstanding shares on March 18, 2013 (100,885,033 shares) plus the number of shares such person has the right to acquire within 60 days of March 18, 2013 (Column B).

(3)
Pursuant to Schedule 13G, Amendment No. 1, dated February 8, 2013, and filed with the SEC on February 11, 2013, Dimensional Fund Advisors LP's principal business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746, and they report the following holdings:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

Dimensional Fund Advisors LP	8,371,866	—	8,481,403	—

(4)
Pursuant to Schedule 13G, Amendment No. 1, dated February 14, 2013, and filed with the SEC on February 14, 2013, Paulson & Co. Inc.'s principal business address is 1251 Avenue of the Americas, New York, NY 10020, and they report the following holdings:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

Paulson & Co. Inc.	7,016,300	—	7,016,300	—

(5)
Pursuant to Schedule 13G dated February 13, 2013, and filed with the SEC on February 13, 2013, LSV Asset Management's principal business address is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606, and they report the following holdings:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

LSV Asset Management	5,304,175	—	5,304,175	—

(6)
Pursuant to Schedule 13G dated February 4, 2013, and filed with the SEC on January 30, 2013, BlackRock, Inc.'s principal business address is 40 East 52nd Street, New York, NY 10022, and they report the following holdings:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

BlackRock, Inc.	5,188,119	—	5,188,119	—

(7)
Pursuant to Schedule 13G dated February 7, 2013, and filed with the SEC on February 13, 2013, The Vanguard Group's principal business address is 100 Vanguard Blvd., Malvern, PA 19355, and they report the following holdings:

	Voting Power		Investment Power
Name	Sole	Shared	Sole	Shared

The Vanguard Group	158,257	—	4,908,305	153,257

(8)
Mr. Albert's shares are held as follows: 108,509 shares are held directly, 747,492 shares are held indirectly by the Carl A. Albert Trust, and 23,800 shares are held indirectly by the Albert-Schaefer Trust.

(9)	Mr. Goldman's shares are held as follows: 270,484 shares are held directly and 13,800 shares are held indirectly in an individual retirement account.

(10)
Mr. Weiss's shares are held as follows: 322,484 shares are held directly, 204,936 shares are held indirectly by the Jason G. Weiss Revocable Trust, and 1,604,827 shares are held indirectly by the Weiss Family Trust.

(11)	Mr. Toeldte's shares are held as follows: 1,010,966 shares are held directly and 54,000 shares are held indirectly by the Toeldte Family Revocable Trust.

(12)
Mr. Warren served as our executive vice president and chief operating officer until December 31, 2012. Effective January 1, 2013, at his request, Mr. Warren transitioned from this position to a nonofficer role within the company. At December 31, 2012, Mr. Warren held 88,212 shares directly.

(13)
Included in these totals are (i) shares owned as of March 18, 2013, by our nonemployee directors, our named executive officers (excluding Mr. Warren), and our two remaining executive officers, Robert E. Strenge (senior vice president) and Bernadette M. Madarieta (vice president and controller), and (ii) shares they have the right to acquire within 60 days of March 18, 2013.

AUDIT COMMITTEE REPORT
Dear Fellow Shareholders:
The following is the report of the audit committee with respect to the company's audited financial statements for the fiscal year ended December 31, 2012.
Audit Committee Charter and Responsibilities
The audit committee assists the board of directors in its oversight of the quality and integrity of the company's financial statements and its accounting and financial reporting practices. The audit committee's responsibilities are more fully set forth in its charter, which you can view by visiting the company's website at www.boiseinc.com and selecting About Boise Inc., Corporate Governance, and then Committee Charters.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the company's annual audited and quarterly consolidated financial statements for the 2012 calendar year with management and KPMG LLP (KPMG), the company's independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has also received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding KPMG's communications with the audit committee concerning independence, and has discussed with KPMG its independence from the company and its management.
Audit Committee Financial Expert
The board of directors has determined that the audit committee chair, Jonathan W. Berger, is an audit committee financial expert, as the SEC defines that term. Mr. Berger, as well as the other members of the audit committee, are independent, as independence for audit committee members is defined by the NYSE and the company's own independence standards.
Recommendation of Financial Statements
Based on the review and discussions with management and KPMG, the audit committee recommended to the company's board of directors that the company's audited financial statements be included in the company's annual report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.
Respectfully submitted,
The Audit Committee
Jonathan W. Berger, committee chair
Carl A. Albert
Jack Goldman
Heinrich R. Lenz

Fees Paid to KPMG
The following table presents the aggregate fees billed by KPMG to us for services rendered for the fiscal years ended December 31, 2012 and 2011:

	2012 ($)	2011 ($)

Audit Fees (1)	$2,005,000	$1,985,000
Audit-Related Fees (2)	9,323	4,000
Tax Fees	—	—
All Other Fees	—	—

Total	$2,014,323	$1,989,000

(1)
KPMG's Audit Fees consisted of fees for the audit of our 2012 and 2011 year-end financial statements, as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q, subsidiary audits, and other filings with the SEC.

(2)	KPMG's Audit-Related Fees consisted of fees in connection with international statutory audits and the issuance of financial assurance letters.
Policies and Procedures for Preapproval of Audit and Nonaudit Services
The audit committee's charter provides that all audit and nonaudit services (including the fees and terms of such services) to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.

EQUITY COMPENSATION PLAN INFORMATION

	Column
	A	B	C
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (2)

Equity compensation plans approved by securityholders	1,965,280	$8.34	8,950,800

Equity compensation plans not approved by securityholders	N/A	N/A	N/A

Total	1,965,280	$8.34	8,950,800

(1)	The reported amount includes the following outstanding awards that have been granted under the Boise Inc. Incentive and Performance Plan but not yet earned as of December 31, 2012:

	▪	661,746 shares issuable upon the vesting of service-condition vesting restricted stock and restricted stock units.

	▪	840,065 shares issuable upon the vesting and exercise of nonqualified stock options.

▪
463,469 shares issuable upon the vesting of performance units (at target). The number of shares to be issued will be based on our return on net operating assets (RONOA) over two two-year performance periods from January 1, 2011, to December 31, 2012, and January 1, 2012, to December 31, 2013. The actual number of shares issued may be adjusted from 0% to 200% of the performance units awarded, based on our actual RONOA performance during the performance period.

(2)	The reported amount assumes the performance units are adjusted to the maximum value (200% of target).

EXECUTIVE COMPENSATION
Compensation Committee Interlocks and Insider Participation
Messrs. Albert, Berger, Goldman, Lenz, and Weiss served on the compensation committee of our board of directors during 2012.
Our board of directors has determined that all members of the compensation committee are independent directors as defined under the NYSE's listing standards and our Corporate Governance Guidelines.

Compensation Committee Report
Dear Fellow Shareholders:
The compensation committee of the board of directors of Boise Inc. has reviewed and discussed the following Compensation Discussion and Analysis with the company's management. Based on this review and discussion, the compensation committee has recommended to the company's board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the company's annual report on Form 10-K for the fiscal year ended December 31, 2012.
Respectfully submitted,
The Compensation Committee
Jonathan W. Berger, committee chair
Carl A. Albert
Jack Goldman
Heinrich R. Lenz
Jason G. Weiss

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the 2012 compensation program for our executive officers, particularly our "named executive officers," who are as follows:

▪	Alexander Toeldte, president and chief executive officer

▪	Samuel K. Cotterell, senior vice president and chief financial officer

▪	Robert A. Warren, former executive vice president and chief operating officer

▪	Judith M. Lassa, executive vice president and chief operating officer (effective January 1, 2013); former senior vice president, paper and specialty products

▪	Karen E. Gowland, senior vice president, general counsel and secretary
Executive Summary
Since our inception, we have committed to a business model focused on the needs of the company's customers, investors, and employees. For 2012, we maintained our commitment to working safely, serving our customers, managing costs where possible, and returning value to our shareholders. Our performance highlights from 2012 include:

▪
Commitment to safety as a foundational value. We believe our recordable incident rate is among the best in the paper and packaging industry. During 2012, the company surpassed its 2011 safety performance, which was the best in the company's history.

▪
Solid financial performance. We reported $52.2 million of net income for 2012, compared with net income of $75.2 million for 2011. We reported $300.0 million of EBITDA, or $331.8 million of EBITDA excluding special items, compared with $340.2 million of EBITDA excluding special items in 2011. We also had record annual sales of $2.56 billion during 2012, a 6% increase over 2011. (1)

▪
Increased integration. During 2012, we focused on integrating Tharco™ and Hexacomb®, both of which were acquired in 2011. We exceeded our acquisition synergy targets and increased our vertical integration in the Packaging segment to approximately 84% in 2012, compared with 71% in 2011, reducing our exposure to linerboard export markets, which have lower pricing than domestic markets. During 2012, we sold 31% less linerboard to external markets than we did in 2011.

▪
Return of capital to shareholders. We returned $119.7 million of capital to our shareholders during 2012 through the payment of two special dividends totaling $1.20 per share. Our total shareholder return (with dividends considered reinvested as of the ex-dividend date) was approximately 29% during 2012 and approximately 91% for the three-year period ending December 31, 2012. Our 2013 compensation peers (as described under the Data Considerations/Benchmarking and Peer Group Data section in this Compensation Discussion and Analysis) had a median total shareholder return of 15% for 2012 and 45% for the three-year period ending December 31, 2012.

While we were pleased with our overall 2012 operating results, we fell short of some of the financial targets set by the compensation committee in early 2012. Our shortfall was primarily due to margin compression in some of our packaging operations and declining prices in our paper business. Our named executive officer compensation similarly was below target for those elements tied to the company's financial performance.

__________

(1)
This proxy statement contains financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA and EBITDA excluding special items. EBITDA represents income (loss) before interest (interest expense and interest income), income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA excluding special items represents EBITDA adjusted by eliminating items we believe are not consistent with our ongoing operations. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. To reconcile these non-GAAP measures with the most directly comparable GAAP measures, please refer to our 2012 annual report on Form 10-K, Item 6. Selected Financial Data, and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Executive Summary.

Overall, our named executive officer compensation for 2012 aligned well with our compensation objectives of focusing on total compensation as compared to our peers and the marketplace for executive compensation, as well as our business performance:

▪	Base salary increases for 2012 were determined based on market norms, performance, and experience levels. Our named executive officers received increases between 2.8% and 6.5% in April 2012.

▪
Based on strong safety performance, below-target financial results, and above-target individual performance by our named executive officers during 2012, short-term incentive award payouts for 2012 ranged from 103% to 113% of target, representing an average decrease of about 11% from the amounts paid for 2011 performance.

▪
The company provided market-competitive annual equity awards to each of our named executive officers during 2012. The ultimate value of these awards will be tied to the company's long-term operational, financial, and stock-price performance. Annual long-term incentive grants reflect our emphasis on long-term compensation and our philosophy of aligning the interests of our executive officers with the interests of our shareholders.

The following chart provides a brief summary of the principal elements of our executive compensation program for 2012, with more details provided later in this Compensation Discussion and Analysis.

Compensation Element	Form	Compensation Objective	Relation to Performance

Base Salary	Cash, paid biweekly	Attracts and retains talented officers; compensates officers for day-to-day responsibilities	Reflects each officer's responsibilities, performance, skill set, and value in the marketplace

Short-Term Incentive Compensation	Cash bonus, paid annually	Enables total cash compensation to remain competitive within the marketplace for executive talent	Motivates and rewards officers for achieving annual corporate financial and safety results, as well as individual contributions to specific lines of business or the company

Long-Term Incentive Compensation	Restricted stock or restricted stock units, with annual vesting over three years	Aligns executive and shareholder interests in driving share price increases; attracts and retains a talented and tenured management team	Encourages and rewards strong financial and operational results that increase our stock price over time

	Performance units denominated in shares of our common stock, with vesting in second and third years after grant	Focuses management's attention on areas the compensation committee considers key to the company's long-term success; attracts and retains a talented and tenured management team	Rewards the delivery of long-term business results that benefit our shareholders

	Stock options, with annual vesting over three years and ten-year terms	Aligns executive and shareholder interests in driving share price increases; attracts and retains a talented and tenured management team	Provides value only if our stock price increases over time

We provide the following additional benefits, primarily for the financial security and well-being of our officers and their families, as described in more detail under the Post-Employment Compensation and Employment and Retirement Benefits sections in this Compensation Discussion and Analysis:

Form of Benefit	Purpose

Health and welfare benefits	Provide for health and well-being

Retirement and deferred compensation plans	Provide postretirement income and encourage long-term employment with the company

Severance agreements	Ensure officers can provide services without distraction in the face of potential changes and have the ability to provide objective advice to the board of directors

Limited perquisites	Provide only those benefits consistent with competitive practice as necessary to attract and retain key executives

Other Highlights

▪	We maintained our executive compensation recovery (clawback) policy.

▪	Our change-in-control agreements provide for double-trigger equity vesting and do not provide gross-up or excise tax provisions.

▪	We reaffirmed our stock ownership guidelines for our elected officers and monitored compliance with the guidelines.

▪
We froze our defined benefit pension plan in 2009. For those officers who had benefits under the Supplemental Pension Plan (SUPP) and/or Supplemental Early Retirement Plan (SERP), these were also frozen.

▪
We evaluated the potential risks arising from our compensation policies and practices to ensure these policies and practices were not reasonably likely to have a material adverse effect on the company.

▪	We reviewed and assessed the performance targets in our short- and long-term incentive plans to ensure they reflect current and anticipated business conditions and are sufficiently challenging.

▪
We reassessed our use of stock options as a long-term incentive vehicle, and in 2013 will replace them with performance units that measure and reward the company's relative total shareholder return, increasing the connection between the interests of our executive officers and shareholders.

▪	We reaffirmed our commitment to provide only limited perquisites to key executives.

▪	We revised the compensation committee's charter to ensure it promotes appropriate oversight of our compensation practices.

Boise Inc. Compensation Philosophy
To attract, retain, and motivate a successful, high-functioning management team and other key talent, our philosophy is to target salary and short- and long-term incentive compensation at the 50th percentile (median) of comparable compensation market data. We also, however, take into account each person's performance, level of experience, and contributions to the company's goals and objectives when making final compensation decisions. We establish similar compensation ranges for positions with similar characteristics and scopes of responsibility, including our named executive officer positions, even if such ranges differ somewhat from comparable positions in other companies.
Balancing competitiveness with internal equity helps support management development, teamwork, and the ability to change assignments throughout the organization as priorities require. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential, and business unit results. This effort also helps us promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.
We believe taking all of this information into account leads to a competitive target at which the company can effectively recruit, reward, and retain executive talent. We also take into account the general performance of the company and the economy when making recommendations.
Consistent with the company's compensation philosophy, all components of target total direct compensation are generally within or below the competitive range, which the compensation committee typically considers to be within +/- 15% of the median of comparable market data. However, variation in the target total direct compensation exists between individual executives based on several factors such as experience in position, the value of each role for the company, the officer's contributions to the company, and performance.
The compensation committee considered the results of the 2011 and 2012 shareholder advisory votes on executive compensation as one factor among many during 2012. In both years, 97% of the votes cast were favorable. We value our relationship with our shareholders and were pleased with this feedback. Because the compensation committee considered the strong favorable votes to be an endorsement of our current executive compensation practices, the compensation committee does not anticipate making material changes to the overall pay structure for 2013 based on the results of the 2011 and 2012 shareholder votes. However, the compensation committee did replace stock options with performance units that measure and reward the company's relative total shareholder return for the 2013 program because the compensation committee feels measuring total shareholder return directly connects our officers' interests with those of our shareholders.
Data Considerations/Benchmarking and Peer Group Data
The compensation committee worked with Frederic W. Cook & Co., Inc. (Cook & Co.), the compensation committee's independent consultant, to develop a custom peer group to be used for comparison purposes in our compensation analysis. The peer group is intended to include companies that:

▪	Operate in similar industries and, to the extent possible, have similar cost structures, business models, and geographic reach;

▪	Are similarly sized, particularly in terms of revenue, enterprise value, and market capitalization;

▪	May be "talent competitors" for attracting new employees to the organization;

▪	May be considered by shareholders as alternative investment opportunities; and

▪	In totality, provide a reasonable and defensible group for comparison purposes.
When identifying potential peer companies for Boise, Cook & Co. started with an objective set of criteria to filter a large group of companies in related industry and classification sectors down to 40 companies (excluding foreign companies and companies trading on pink sheets).

The remaining companies were screened by revenue, which is strongly correlated to compensation levels. Cook & Co. used a broad range of 33% to 300% of Boise's revenue to narrow the group further to 25 companies. With advice from Cook & Co., we evaluated the 25 companies in Boise's revenue range and narrowed them down to a peer group of 17 companies for 2011 compensation benchmarking; individual company selection was based on the following considerations, among others:

▪	Boise's competitors as indicated by the company in its annual report on Form 10-K;

▪	Boise's competitors as indicated by Hoover's online;

▪	Prevalence as an "industry peer" in various analyst reports;

▪	Prevalence in a "peer companies of proposed peers" analysis;

▪	Obtaining an appropriate mix of paper and packaging companies;

▪	Prevalence in Boise's prior executive compensation peer groups (analyzed only to understand the potential effect of consistency in proxy reporting); and

▪	Company size, to create a peer group with summary percentiles reasonably aligned with Boise's revenues, market cap, and enterprise value.
The compensation committee frequently reevaluates the peer group for reasonableness based on the criteria listed above. For purposes of 2012 compensation decisions, the compensation committee determined the peer group used in 2011 remained reasonable in totality. With regard to size, Boise compared to its peer companies as follows:

	Revenue	Net Income	Market Cap	Enterprise Value	Total Assets	Employees

Boise Inc. Percentile Rank	55%	37%	26%	50%	55%	52%

The compensation committee also determined the individual companies in the peer group were of comparable business content and continued to be competitors for executive talent and investor capital. Only Smurfit-Stone Container Corporation was removed from the peer group for 2012 because it is now a wholly owned subsidiary of Rock-Tenn Company.
The 16-company peer group we used to benchmark 2012 compensation consisted of:
Bemis Company, Inc.
Buckeye Technologies Inc.
Clearwater Paper Corporation
Domtar Corporation
Graphic Packaging Holding Company
Greif, Inc.
KapStone Paper and Packaging Corporation
Neenah Paper, Inc.
P.H. Glatfelter Company
Packaging Corporation of America
Rock-Tenn Company
Schweitzer-Mauduit International, Inc.
Sonoco Products Company
Temple-Inland Inc.*
Verso Paper Corp.
Wausau Paper Corp.
*The compensation committee conducted another detailed review of its peer group in 2012, and Temple-Inland Inc. will be excluded from the compensation committee's 2013 compensation peer group because it was acquired by International Paper Company in early 2012. No other changes were made to the peer group for 2013.

Compensation Mix
Our compensation program is made up of three components: base salary, annual short-term incentives, and long-term incentives. In line with our business model, the company's compensation program emphasizes a focus on total compensation, with a large portion of our executive officers' pay considered variable, or "at risk." We consider at-risk compensation aligned with our company's performance and, accordingly, the interests of our shareholders. We also aim to align our compensation program with the marketplace. We use the following guidelines to achieve that alignment:

▪
Target annual base salaries at the 50th percentile of the market. We believe this enables us to effectively retain and recruit the talented officers we need to achieve our financial and operational goals.

▪
Provide at-risk pay opportunities linked to achievement of short- and long-term goals that benefit shareholders, with target opportunities set at the 50th percentile of market data. These short- and long-term incentives compose a significant portion of each officer's total compensation opportunity, since they are designed to motivate and reward our officers for maximizing shareholder value.

◦
Our annual incentive compensation opportunities are tied to achievement of financial goals and individual contributions to the company or individual lines of business. Because we are a manufacturing company, we also link a portion of at-risk annual short-term incentive pay to the achievement of safety goals.

◦
Long-term performance is the most important measure of our success, because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2012, our named executive officers received long-term incentive compensation opportunities in a generally equal mix (on a target value basis) of time-vesting restricted stock or restricted stock units, performance units, and stock options. In 2013, we will grant additional performance units instead of stock options.

The following chart reflects the allocation for each named executive officer of compensation awarded in 2012 (at target values) among base salary, annual short-term incentive pay (bonus), and annual long-term incentives.
Though we focus primarily on total compensation, the compensation committee believes the allocations among the different forms of compensation should vary based on each officer's position and level of responsibility. For 2012, all of our named executive officers had over 60% of their target pay considered at risk. Our CEO had nearly 80% of his target pay considered at risk.

The actual compensation mix in any given year may vary from targeted levels, because compensation recognized from the annual short-term incentive and long-term incentive programs is linked strongly to performance and, thus, is inherently variable. The actual amounts paid will be commensurate with the level of achievement of preestablished financial and performance goals, and for long-term incentive compensation, changes in the company's share price during the performance/vesting period. Thus, when the company achieves its goals and delivers share price performance, our officers will be rewarded accordingly. Conversely, if the company falls short of achieving its stated goals, payments under these variable programs will decrease commensurate with the level of shortfall.
Base Salary
When determining base salaries for our named executive officers for 2012, the compensation committee reviewed our officers' 2012 base salaries in relation to the median range of base salaries for comparable positions in our peer group and to general industry data provided by Cook & Co. Based on this review, as well as considerations of performance, experience, and contributions to the company, we increased each named executive officer's base salary as follows:

Named Executive Officer	2012 Ending Base Salary	2011 Ending Base Salary	2011 to 2012 Increase

Alexander Toeldte	$850,000	$805,000	5.6%
Samuel K. Cotterell	410,000	385,000	6.5%
Robert A. Warren	435,000	410,000	6.1%
Judith M. Lassa	365,000	355,000	2.8%
Karen E. Gowland	365,000	355,000	2.8%

Short-Term Incentive Compensation
Our short-term incentive plan awards consist of cash awards intended to reward our executive officers for company and individual performance during 2012. The compensation committee believes those executive officers who have a greater ability to influence Boise's performance should have a higher level of at-risk compensation and more pay opportunity. Accordingly, target bonus levels vary by position. Target award percentages, which are applied to year-end salaries to calculate any payouts, remained the same for 2012 as in 2011:

Named Executive Officer	Target Award as a Percentage of Base Salary

Alexander Toeldte	100%
Samuel K. Cotterell	65%
Robert A. Warren	75%
Judith M. Lassa	65%*
Karen E. Gowland	65%

*Ms. Lassa's target award percentage was increased to 75% of her base salary, effective January 1, 2013. On that date, Ms. Lassa was promoted to executive vice president and chief operating officer, and Mr. Warren transitioned, at his request, to a nonofficer role within the company. Accordingly, Mr. Warren's 2013 compensation was adjusted to be in line with his reduced role in the company.

In 2012, we retained the design of our short-term incentive plan for executive officers. In the compensation committee's view, the plan continued to focus our organization on delivering key financial, individual, and safety results and was clearly understood by our employees. Each of the components has the potential to pay out from 0% to 225% of target. Threshold performance on each element equates to 30% of target.
To maintain the tax deductibility of the short-term incentive plan payments to those officers potentially subject to Section 162(m) of the Internal Revenue Code, as described under Tax Considerations in this Compensation Discussion and Analysis, the compensation committee used a bonus pool approach for its named executive officers and potential named executive officers for 2012. The bonus pool was calculated based on performance goals set by the compensation committee at the outset of the year, with an established maximum payout each participant can receive (based on a percentage of the bonus pool). The compensation committee then assessed business and individual performance and determined the actual amount of each participant's award.
Safety. Safety remains our foundational value and is of the highest importance. Because we believe each person in the company is accountable for safety and our named executive officers must set an example, we base 10% of our named executive officers' annual incentive compensation plan on safety results, measured by recordable incident rate. Because the company's actual safety performance (recordable incident rate of 1.01) far surpassed our target (recordable incident rate of 1.40), the portion of our named executive officers' short-term incentive compensation plan tied to safety paid out at 2.08 times target, nearly the maximum.
Company Financial Results. In 2012, we based 65% of our named executive officers' short-term incentive compensation plan on total company financial results, because annual performance is critical to maximizing long-term shareholder value. Emphasis on total company performance also encourages officers to have a sharp focus on financial results and on working as a team. We use "incentive cash flow" as the financial metric (EBITDA - earnings before interest, taxes, and depreciation, amortization, and depletion - minus a working capital charge, with a price buffer based on 50% of the unbudgeted change in external paper sales prices) because it focuses officers on both profitability and working capital utilization. We incorporate the buffer on paper prices due to the difficulty of predicting and influencing price in a commodity market. We believe the buffer increases management's focus on more controllable elements of the business.
Our total company incentive cash flow achievement fell short of our target incentive cash flow by approximately 5%. Accordingly, the portion of our officers' short-term incentive compensation plan based on financial results paid out at 80% of target for 2012.
Individual Performance. Because different officers have influence over different operational and financial variables, we base 25% of our named executive officers' annual incentive compensation plan on their individual performance for the year. The individual component allows robust, specific, and measurable goals for each of our officers. The chief executive officer's goals were set by the compensation committee at the beginning of the year; for all other named executive officers, they were determined by the chair of the compensation committee working in conjunction with the chief executive officer.
For this portion of the named executive officer short-term incentive awards, the compensation committee considered the recommendations of the chief executive officer for all named executive officers and conducted its own evaluation of the chief executive officer. This assessment evaluated individual performance during the year based on the preestablished goals, as well as subjective determinations of the performance of the officer and any business or function led by the officer.
The types of individual performance objectives evaluated for each named executive officer included such things as achieving profitability targets and driving key business growth, shaping strategy and portfolio, improving investor communications and relations, emphasizing and delivering safety performance, raising operating performance, developing and promoting the performance of key leaders while strengthening the overall leadership bench, improving customer experience and retention, and effectively integrating new businesses. Although performance on each individual objective varied, each of our named executive officers had strong performance in 2012, which resulted in this element paying out above target for each of our named executive officers.

Bonus Outcomes. The performance of Boise and our individual named executive officers in 2012 appropriately resulted in annual incentive compensation payouts that were near target but below the levels paid for 2011 performance. On average, the amounts paid were approximately 11% below the amounts paid in the prior year. Total individual cash bonuses paid to each named executive officer for 2012 were as follows:

Named Executive Officer	Target Bonus	Actual Bonus	Percent of Target

Alexander Toeldte	$850,000	$916,300	108%
Samuel K. Cotterell	266,500	280,625	105%
Robert A. Warren	326,250	343,541	105%
Judith M. Lassa	237,250	243,893	103%
Karen E. Gowland	237,250	267,618	113%

Long-Term Incentive Awards
Equity Grant Timing. The compensation committee and the chief executive officer, by way of his delegated authority for nonofficer equity awards, have established a regular schedule for granting long-term incentive equity awards. Equity awards are granted to eligible employees only on the following dates (or the next trading day if the designated date falls on a weekend or holiday): March 15, June 15, September 15, and December 15.
Annual Grants. In 2012, annual long-term incentive awards were granted on March 15. The compensation committee determined the target total dollar value of the awards delivered to each named executive officer based on a combination of the following:

▪	The anticipated contribution by the officer;

▪	The equity awards required from a competitive point of view to attract and/or retain the services of the officer;

▪	The market data for competitive positions;

▪	The value of previous equity awards granted to that officer;

▪	The overall cost of the equity compensation program, including aggregate share usage and dilution; and

▪	The total value of all other forms of compensation relative to the target value of the annual long-term incentives.
The target value actually awarded to each named executive officer was converted into the number of shares subject to each type of award (based on the mix of long-term incentives described in the following table), using the closing price of our common stock on the date of grant or, for stock options, the Black-Scholes value on the date of grant.
The target value of the long-term incentive awards granted in 2012 was larger than the 2011 awards. In 2009, our share price was extremely depressed, and thus the compensation committee provided awards with lower dollar values that were intended to serve as multiyear awards with strong upside potential. In 2010, the compensation committee did not grant annual long-term incentive awards. Then, in 2011, the compensation committee provided awards worth 75% of a fully-competitive award for the year, with the intent to return to fully-competitive awards in 2012.

For 2012, the compensation committee provided annual long-term incentive (LTI) awards at 100% of their market competitive value, with all awards near our competitive range of +/- 15% of the median of the comparative data. These 2012 awards were comparable in size to the approximate amounts the officers would have received in 2011 for fully-competitive value awards (that is, if 2011 had not been reduced in consideration of the 2009 multiyear grants).

Named Executive Officer	Actual Value of 2012 Annual LTI Grant		Actual Value of 2011 Annual LTI Grant	Approximate 2011 Fully- Competitive Value	2011 Fully Competitive Value to 2012 Actual Value Change

Alexander Toeldte	$2,359,979		$1,701,965	$2,360,000	—%
Samuel K. Cotterell	529,967		370,185	515,000	2.9%
Robert A. Warren	729,967		528,851	735,000	(0.7)%
Judith M. Lassa	379,977	*	274,017	380,000	—%
Karen E. Gowland	379,977		274,017	380,000	—%

*The actual value of Ms. Lassa's 2012 annual LTI grant shown above does not include her December 17, 2012, LTI grant valued at $200,000 upon Ms. Lassa's promotion to executive vice president and chief operating officer, effective January 1, 2013.
In designing the 2012 annual long-term incentive awards, the compensation committee intended to create a performance-oriented design in both the mix and structure of the awards. Long-term incentives awarded to our named executive officers consisted of equity compensation allocated as follows, taking into account a recommendation from Cook & Co.:

▪	34% restricted stock or restricted stock units;

▪	33% performance units; and

▪	33% stock options.
This allocation was the same as provided to our named executive officers in 2011 and was intended by the compensation committee to provide the right mix to meet the motivational needs of our executive officers, include the performance-based elements of stock options and performance units, provide a balanced approach in line with our peer company practices, and manage potential dilution to our shareholders.
The 2012 stock options and restricted stock or restricted stock units vest in equal annual installments over three years. The 2012 performance units vest in equal installments two and three years after the date of grant. The compensation committee considered a three-year vesting period to provide the right amount of retention value, particularly when viewed in combination with our elected officer stock ownership guidelines. Unvested awards are forfeited if an officer voluntarily leaves the company and are generally vested pro rata if he or she reaches age 55 and retires prior to the scheduled vesting.
Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units reward and retain our executive officers by offering them the opportunity to receive shares of our stock on the date the restrictions lapse, so long as they continue to be employed by the company. Generally, our officers are granted restricted stock. However, if an officer is considered retirement-eligible based on our plan definitions, he or she is granted restricted stock units, because restricted stock may have adverse tax consequences for officers who are or become retirement-eligible prior to the award's vesting.
Performance Units. As noted above, performance units, at target, constituted 33% of the total dollar value of the annual long-term incentive compensation delivered to each named executive officer for 2012. Each performance unit represents the right to receive one full share of our common stock. Each officer's target allocation can be adjusted from 0% to 200% of target.

Our 2012 performance units, like the performance units granted in 2011, are measured based on our return on net operating assets, or RONOA. The compensation committee intends this measurement to reward our executive officers for strong operating performance while creating value for our shareholders. The compensation committee believes RONOA focuses managers on the cost of acquiring and holding assets and provides insight into how efficiently management uses its assets to generate earnings. The compensation committee also views RONOA as complementary to the other forms of equity it delivers, which align more directly with total shareholder return.
In 2012, as in 2011, the compensation committee decided the RONOA goal for the performance units should be based on our absolute performance rather than our performance relative to our peers' performance. While the industry swings widely in parallel, the compensation committee believes using our peers' performance would require us to assume we have similar operating challenges, which may not always be the case.
The overall goal in determining the RONOA targets was to set challenging yet attainable performance targets. The target RONOA of 10.0% for the 2012 awards was based on a review of the historical RONOA performance of Boise and its peers, with the objective of recovering our weighted average cost of capital over time. Given the cyclicality of the industry, the compensation committee approved a two-year performance period. Payouts, if any, will be on a sliding scale from threshold (7.9% RONOA) to maximum (13.0% RONOA) based on our average annual RONOA performance for 2012 and 2013:

RONOA	Earned Units as a Percentage of Target

7.9%	30%
8.5%	50%
10.0%	100%
11.5%	150%
13.0%	200%

The threshold adjustment is equal to 30% of the target (or 0.3 shares of stock for each performance unit); the maximum adjustment is equal to 200% of the target (or 2.0 shares of stock for each performance unit).
Our 2011 performance units, which were measured based on our average RONOA performance during 2011 and 2012 (with the same target RONOA and payout scale as for the 2012 performance units), were earned as follows:

Named Executive Officer	Grant Date	Threshold Payout (#)	Target Payout (#)	Maximum Payout (#)	Performance Period	Actual Earned Date	Actual Payout (#)

Alexander Toeldte	3/15/2011	19,711	65,702	131,404	2 years	12/31/2012	81,010
Samuel K. Cotterell	3/15/2011	4,287	14,290	28,580	2 years	12/31/2012	17,618
Robert A. Warren	3/15/2011	6,125	20,416	40,832	2 years	12/31/2012	25,172
Judith M. Lassa	3/15/2011	3,173	10,578	21,156	2 years	12/31/2012	13,042
Karen E. Gowland	3/15/2011	3,173	10,578	21,156	2 years	12/31/2012	13,042

Our average RONOA performance during 2011 and 2012 exceeded target by about 7%. Accordingly, the performance units granted in 2011 were adjusted to 123.3% of target, as shown in the preceding table. One half of the earned 2011 performance units vested in March 2013; the balance will vest in March 2014, subject to the terms of the award agreements. The payout, if any, of our 2012 performance units will be determined by March 2014. Threshold, target, and maximum shares for the 2012 performance unit awards are included in the Grants of Plan-Based Awards Table section in this proxy statement.

Stock Options. Because stock options provide value only if our stock price increases over time, we view stock options as one means to focus our executive officers on delivering long-term value to our shareholders. The exercise price for our stock options is set at the closing price of our common stock on the date of grant. The stock options granted to our named executive officers in 2012 have a term of ten years, which the compensation committee considers to be in line with market practices, while encouraging retention and long-term value creation.
In 2013, we will grant performance units instead of stock options. These performance units will be measured based on our comparative total shareholder return versus a set of industry peers (including the 2013 compensation peers outlined in this Compensation Discussion and Analysis, as well as four additional companies excluded from our peer group for size or other reasons - Cascades Inc., International Paper Company, MeadWestvaco Corporation, and Resolute Forest Products Inc.). The compensation committee feels measuring total shareholder return directly connects our officers' interests with those of our shareholders. In addition, the committee believes that performance units will be more effective than stock options at motivating and rewarding our officers, given the company's relatively high volatility, which increases the Black-Scholes value of the stock options without a significant increase in perceived value for the officer. Moreover, the compensation committee believes these performance units will provide a more balanced and well-rounded long-term incentive program, with measurements of absolute operating performance (RONOA), absolute stock price performance (all equity types), and relative performance (relative total shareholder return).
Promotion Award. On December 17, 2012, Ms. Lassa was awarded a special long-term equity award of 25,641 restricted stock units that are scheduled to vest in March 2015. This award was intended to recognize the responsibilities of her new position of executive vice president and chief operating officer in advance of any annual long-term incentive compensation grant she might be given in March 2013.
Dividend Equivalent Awards
The company has paid four special cash dividends to its shareholders. At the time the dividends were declared, our named executive officers held unvested equity awards, which, pursuant to the terms of the award agreements, did not accrue dividends. To align management and shareholder interests regarding dividend strategy, in 2011, the compensation committee granted to the named executive officers cash- and share-based dividend equivalent awards.
For the May 2011 and March 2012 dividends, our named executive officers received a cash payment on restricted stock and restricted stock unit awards equivalent in value to the dividends the officer would have received on common shares, paid at the time the underlying awards vested. These cash payments are detailed in the Summary Compensation Table section in this proxy statement. No share-based dividend equivalent payments were made to named executive officers in 2012.
Post-Employment Compensation
We have severance agreements with our named executive officers. These agreements provide severance benefits and protect other benefits in the event of involuntary termination of employment without cause. These severance agreements provide for payment of a multiple of salary and/or target bonus and continuation of benefits in the event of certain specified terminations. We believe the benefits provided under these agreements are in an amount and form that will help ensure we will have the benefit of our named executive officers' services without distraction in the face of potential changes. The compensation committee believes these agreements are in the best interest of the company and our shareholders. Severance payments and benefits under these severance agreements are detailed in the Severance section in this proxy statement.

Employment and Retirement Benefits
Deferred Compensation. We permit our named executive officers and our other key employees to defer receipt of a portion of their base salary and any earned annual short-term incentive awards. Deferred compensation is held in a notional company account and credited with interest. While the plan participant is employed by Boise, the annualized interest rate on deferred compensation is equal to the Moody's Composite Average of Yields on Corporate Bonds (Moody's) times 130%. If the plan participant separates from service other than through retirement, death, or disability, the interest is reduced to Moody's. The deferred compensation plan is intended to help employees achieve their retirement savings goals, while promoting retention by providing long-term savings on a tax-efficient basis. In addition, because the deferred compensation plan is unfunded and deferred compensation payments are satisfied from the company's general assets, the plan provides a strong incentive for our officers to minimize risks that could jeopardize the long-term financial health of the company. Four of our five named executive officers participated in our deferred compensation plan in 2012.
Retirement and Savings Plans. We froze our defined benefit pension plan in 2009. For those officers who had a SUPP and/or SERP, these were also frozen in 2009. We continue to maintain our 401(k) savings plan, which is tax-qualified and available to substantially all U.S. employees. The company makes contributions equal to up to 6% of eligible salary for most U.S. employees. Alternatively, participants in the deferred compensation plan, including those of our named executive officers who participate, may elect to have the company's contributions provided to the deferred compensation plan rather than the 401(k) savings plan.
Insurance Plans. Boise offers medical, prescription drug, dental, and vision benefits to all of our full-time employees, including our named executive officers. These programs are comparable to those provided by our peer companies and are designed to help our employees manage their overall health and wellness. We also provide life insurance and accidental death and dismemberment insurance to all full-time employees. In addition, as described in the Summary Compensation Table section in this proxy statement, certain of our named executive officers also receive supplemental life insurance coverage. The Supplemental Life Plan was provided to elected officers who were officers of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to July 31, 2003.
Perquisites. Mr. Toeldte and Ms. Gowland have personal country club memberships for which the company pays the country club dues and associated expenses. The company does not provide a tax "gross-up" on these payments. Though the compensation committee does not plan to provide club memberships to new officers, we view club memberships as one element in a competitive compensation package sometimes necessary to attract and retain particular executives. In addition, we maintain a corporate country club membership to which Mr. Warren has access for business and personal purposes. The company does not reimburse Mr. Warren for country club dues or for any expenses incurred at the club for his personal benefit.

Stock Ownership Guidelines for Our Elected Officers
Our board of directors maintains company stock ownership guidelines for our elected officers, which are intended to more closely align their interests with those of our shareholders. These guidelines establish salary-based stock ownership targets and require retention of after-tax shares from our equity compensation programs until those targets are met.
As reflected in the following table, the stock ownership guidelines for our elected officers established three tiers - with one tier for our chief executive officer, a second for our executive and senior vice presidents, and a third for our corporate vice presidents, providing that, over time, each should acquire and maintain stock ownership in the company equal to six times, three times, and two times his or her annual base salary, respectively. Common shares directly owned by the elected officer or beneficially owned through a trust or by a spouse are considered qualifying shares for purposes of the stock ownership guidelines. Unvested restricted shares, restricted stock units, performance units, and unexercised stock options do not count toward the guidelines.
To achieve these goals, elected officers are to retain 50% of their after-tax shares from our equity compensation programs until their stock ownership equals four times, two times, and one and one-half times their annual base salaries for tiers one, two, and three, respectively, and then 25% of such after-tax shares to reach and maintain their stock ownership targets.

Level	Elected Officers	Retention Ratio of After-Tax Shares Prior to Meeting Initial Salary Guideline	Initial Annual Base Salary Multiple Guideline	Retention Ratio of After-Tax Shares After Meeting Initial Salary Guideline	Final Annual Base Salary Multiple Guideline

Tier I	CEO	50%	4x	25%	6x
Tier II	EVP, SVPs	50%	2x	25%	3x
Tier III	VPs	50%	1.5x	25%	2x

As of March 2013, our four named executive officers subject to the guidelines are holding shares in compliance with these guidelines, and three hold sufficient company stock to exceed the final annual base salary multiple guideline. Mr. Warren is no longer subject to the guidelines, effective January 1, 2013, when he transitioned to a nonofficer role.

Role of Executive Compensation Consultant
The compensation committee regularly reviews compensation paid to officers in other comparable companies to make decisions regarding appropriate compensation levels. The compensation committee directly engages Cook & Co. to serve as the outside advisor on executive compensation matters and to review our executive compensation program.
A Cook & Co. representative attends regularly scheduled meetings of the compensation committee, as well as preparatory meetings with the chair of the compensation committee. Among other tasks assigned by the compensation committee, Cook & Co. assists the compensation committee in its annual review of executive officer compensation (as described in this Compensation Discussion and Analysis under the caption Data Considerations/Benchmarking and Peer Group Data) and analyzes data reported in published surveys of executive compensation for comparably sized organizations. Cook & Co. will also typically review and advise the compensation committee on proposed compensation decisions affecting the company's named executive officers, as well as any presentations to be delivered to the compensation committee. Additionally, a Cook & Co. representative attends executive sessions of the compensation committee as requested by the compensation committee.
The compensation committee considered the relevant Securities and Exchange Commission rules and believes Cook & Co. is able to provide independent advice, free from conflicts of interest, to the committee concerning executive compensation matters.
Role of Management
Management provides data, analyses, input, and recommendations to the compensation committee through our chief executive officer and our corporate vice president of human resources and corporate affairs. The compensation committee gives significant weight to our chief executive officer's evaluation of each named executive officer's performance and recommendations of appropriate compensation (other than his own).
Tax Considerations
The compensation committee generally structures and administers our annual and long-term incentive compensation plans and arrangements for our named executive officers to maximize the tax deductibility of the payments as "performance-based" compensation under Section 162(m) of the Internal Revenue Code. To this end, the compensation committee used a bonus pool approach for the 2012 annual short-term incentive awards to comply with the performance-based exception to the deductibility limitations of Section 162(m) for those officers potentially subject to Section 162(m).
Executive Compensation Recovery Policy
In 2011, the compensation committee of our board of directors adopted the following executive compensation recovery policy:
In addition to any other remedies available to the company (but subject to applicable laws), if the board of directors determines it is appropriate, the company may recover (in whole or in part) any incentive payment, unvested equity award, or other compensation received by any current or former elected officer of the company, including forfeiture of the awards or incentives, to the extent that such incentive payment, equity award, or other compensation is or was, in the sole discretion of the compensation committee, based on any financial result or operating metric impacted by the officer's knowing or intentional fraudulent or illegal conduct or other wrongful conduct, including gross negligence, detrimental to the company. This policy, which is effective as of February 23, 2011, may be terminated or amended by the board of directors at any time.

Risks Associated with Our Compensation Policies and Practices
In 2012, as in prior years, we assessed the risks associated with our compensation policies and practices. Based on this assessment, the compensation committee determined these risks were not reasonably likely to have a material adverse effect on our company. Among other things, the compensation committee considered the compensation arrangements and risk mitigation features noted in the Risk Analysis of Employee Compensation Policies and Practices section in this proxy statement.

Executive Compensation Information and Tables
The following Summary Compensation Table presents compensation information for the following five executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

▪	Alexander Toeldte - Mr. Toeldte serves as our president and chief executive officer. Compensation information for Mr. Toeldte is presented for the fiscal years ended December 31, 2012, 2011, and 2010.

▪
Samuel K. Cotterell - Mr. Cotterell serves as our senior vice president and chief financial officer. Mr. Cotterell was not one of our named executive officers in our 2010 proxy statement. Accordingly, compensation information for Mr. Cotterell is presented only for the fiscal years ended December 31, 2012 and 2011.

▪
Robert A. Warren - Mr. Warren served as our executive vice president and chief operating officer until December 31, 2012. Effective January 1, 2013, at his request, Mr. Warren transitioned from this position to a nonofficer role within the company. Compensation information is presented for Mr. Warren for the fiscal years ended December 31, 2012, 2011, and 2010.

▪
Judith M. Lassa - Ms. Lassa has served as our executive vice president and chief operating officer since January 1, 2013. Prior to this, Ms. Lassa had served as senior vice president of our paper and specialty products operations. Compensation information is presented for Ms. Lassa for the fiscal years ended December 31, 2012, 2011, and 2010.

▪
Karen E. Gowland - Ms. Gowland serves as our senior vice president, general counsel and secretary. Ms. Gowland was not one of our named executive officers in our 2010 proxy statement. Accordingly, compensation information for Ms. Gowland is presented only for the fiscal years ended December 31, 2012 and 2011.

Summary Compensation Table

Named Executive Officer and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Alexander Toeldte President and Chief Executive Officer	2012	$837,885	$1,581,181	$778,798	$916,300	$2,452	$558,044	$4,674,660
	2011	803,654	1,484,349	561,429	1,032,718	1,738	15,552	3,899,440
	2010	800,000	—	—	1,428,800	1,977	25,162	2,255,939

Samuel K. Cotterell Senior Vice President and Chief Financial Officer	2012	403,269	355,070	174,897	280,625	85,598	99,847	1,399,306
	2011	381,731	424,873	122,115	308,683	52,727	16,584	1,306,713

Robert A. Warren Former Executive Vice President and Chief Operating Officer	2012	428,269	489,077	240,890	343,541	99,910	181,952	1,783,639
	2011	408,654	471,208	174,454	410,051	111,907	16,032	1,592,306
	2010	365,577	360,000	—	482,461	72,236	15,212	1,295,486

Judith M. Lassa Executive Vice President and Chief Operating Officer (Former Senior Vice President, Paper and Specialty Products)	2012	362,308	454,583	125,394	243,893	129,795	180,053	1,496,026
	2011	353,654	260,108	90,397	283,093	239,492	36,239	1,262,983
	2010	322,115	—	—	406,315	154,588	19,822	902,840

Karen E. Gowland Senior Vice President, General Counsel and Secretary	2012	362,308	254,583	125,394	267,618	136,501	173,288	1,319,692
	2011	353,654	257,218	90,397	284,630	238,273	47,211	1,271,383

(1)	Amounts disclosed in the Salary column of our Summary Compensation Table reflect salaries paid to our named executive officers for the period January 1 through December 31.

(2)
Amounts disclosed in the Stock Awards column of our Summary Compensation Table reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock, restricted stock units, and performance units (at target) granted in 2012, 2011, and 2010. The grant date fair values of the 2012 restricted stock and restricted stock units, and the grant date fair values of the 2012 performance units if target performance and maximum performance is achieved are shown in the following table. For further information on the valuation method and all material assumptions applied in quantifying the 2012 equity incentive plan award amounts, please refer to our 2012 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 11, Share-Based Compensation. Additional information on equity incentive plan awards granted to our named executive officers in 2012 can be found in the Grants of Plan-Based Awards Table in this proxy statement.

Named Executive Officer	Award Grant Date	Award Amount (#)	Grant Date Fair Value
			Restricted Stock ($)	Restricted Stock Units ($)	Performance Units
					Target ($)	Maximum ($)

Alexander Toeldte	3/15/12	97,377	$802,386	$—	$—	$—
	3/15/12	94,514	—	—	778,795	1,557,590

Samuel K. Cotterell	3/15/12	21,867	—	180,184	—	—
	3/15/12	21,224	—	—	174,886	349,772

Robert A. Warren	3/15/12	30,120	—	248,189	—	—
	3/15/12	29,234	—	—	240,888	481,776

Judith M. Lassa	3/15/12	15,678	—	129,187	—	—
	3/15/12	15,218	—	—	125,396	250,792
	12/17/12	25,641	—	200,000	—	—

Karen E. Gowland	3/15/12	15,678	—	129,187	—	—
	3/15/12	15,218	—	—	125,396	250,792

(3)
Amounts disclosed in the Option Awards column of our Summary Compensation Table reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the stock options granted in 2012 and 2011. For further information on the valuation method and all material assumptions applied in quantifying the 2012 equity incentive plan award amounts, please refer to our 2012 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 11, Share-Based Compensation. Additional information on equity incentive plan awards granted to our named executive officers in 2012 can be found in the Grants of Plan-Based Awards Table in this proxy statement.

(4)
Amounts disclosed in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table reflect annual cash incentive awards made to our named executive officers in 2012, 2011, and 2010 pursuant to our Boise Inc. Incentive and Performance Plan. Additional information on the non-equity incentive plan awards granted to our named executive officers in 2012 can be found in the Grants of Plan-Based Awards Table in this proxy statement.

(5)	Amounts disclosed in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of our Summary Compensation Table include the following:

Named Executive Officer	Year	Change in Pension Value ($) (a)	Nonqualified Deferred Compensation Earnings ($) (b)

Alexander Toeldte	2012	$—	$2,452
	2011	—	1,738
	2010	—	1,977

Samuel K. Cotterell	2012	80,582	5,016
	2011	51,945	782

Robert A. Warren	2012	89,951	9,959
	2011	107,202	4,705
	2010	71,886	350

Judith M. Lassa	2012	127,396	2,399
	2011	239,110	382
	2010	154,588	—

Karen E. Gowland	2012	126,291	10,210
	2011	234,325	3,948

(a)
Mr. Toeldte is not eligible to participate in our pension plans. The amounts reported for Ms. Lassa, Ms. Gowland, and Messrs. Cotterell and Warren reflect the actuarial increase in the present value of their benefits under all of our pension plans using interest rate and mortality rate assumptions consistent with those used in our financial statements and include amounts these officers may not currently be entitled to receive because such amounts are not yet vested. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to our 2012 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 10, Retirement and Benefit Plans.

(b)
The amounts reported for our named executive officers reflect the above-market portion of interest earned on compensation they have deferred. The above-market portion represents interest on deferred compensation that exceeds 120% of the applicable federal long-term rates, with compounding at the rate that corresponds most closely to the rate under our plan (130% of Moody's Composite Yields on Corporate Bonds).

(6)	Amounts disclosed in the All Other Compensation column of our Summary Compensation Table include the following:

Named Executive Officer	Year	Company Contributions to Savings Plan ($) (a)	Company Contributions to Deferred Compensation Plan ($) (b)	Company-Paid Portion of Executive Officer Life Insurance ($) (c)	Special Cash Payments ($) (d)	Reportable Perquisites ($) (e)

Alexander Toeldte	2012	$14,925	$—	$852	$542,267	$—
	2011	14,700	—	852	—	—
	2010	13,575	—	1,512	—	10,075

Samuel K. Cotterell	2012	13,366	20,371	1,884	64,226	—
	2011	14,700	—	1,884	—	—

Robert A. Warren	2012	14,925	—	1,884	165,143	—
	2011	14,700	—	1,332	—	—
	2010	13,220	—	1,992	—	—

Judith M. Lassa	2012	2,916	40,167	7,658	129,312	—
	2011	12,422	15,915	7,902	—	—
	2010	12,275	—	7,547	—	—

Karen E. Gowland	2012	—	45,145	7,048	121,095	—
	2011	2,990	36,921	7,300	—	—

(a)
Our savings plan is a defined contribution plan intended to be qualified under Section 401(a) of the Internal Revenue Code that contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

(b)
Our deferred compensation plan is a nonqualified savings plan offered to our key employees, including our named executive officers. Participants in our deferred compensation plan may choose to have matching contributions made under our deferred compensation plan in lieu of receiving matching contributions under our savings plan.

(c)
We maintain two plans under which company paid life insurance is made available to our officers:

Salaried Employee Life Insurance Plan - Under our Salaried Employee Life Insurance Plan, we provide, at our expense during each salaried employee's period of employment, life insurance in an amount equal to the employee's base salary. All of our salaried employees, including our named executive officers, are covered by this plan.

Supplemental Life Plan - Ms. Lassa and Ms. Gowland are eligible for and participated in our Supplemental Life Plan. This plan is for elected officers who were officers of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to July 31, 2003. The plan provides participants with an insured death benefit during employment and, in limited cases, after retirement. Participants in this plan can purchase a life insurance policy from a designated insurance carrier, with policy premiums to be paid by us as described in the plan. The plan provides the participant with a target death benefit equal to two times his or her base salary while employed by us and a target postretirement death benefit equal to one times his or her final base salary, both of which are less any amount payable under our group term life insurance policy.

(d)
In May 2011 and March 2012, we paid special cash dividends to our shareholders of record. At the time these dividends were declared, our named executive officers held unvested restricted stock and restricted stock unit awards, which, pursuant to the terms of their award agreements, did not accrue dividends. To align management and shareholder interests regarding dividend strategy, the compensation committee of our board of directors approved special cash payments to our named executive officers upon the vesting of these awards on March 15, 2012, equal in value to the dividends they would have received at the time the special cash dividends were paid.

(e)	The 2012 perquisites for our named executive officers are not reported because the total amount for each officer did not exceed $10,000.

Grants of Plan-Based Awards Table
The following table presents information concerning each grant of a non-equity and equity award made to our named executive officers in 2012 under our Boise Inc. Incentive and Performance Plan.

Named Executive Officer and Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Alexander Toeldte
Non-Equity Award (1)	—	2/15/12	$255,000	$850,000	$1,912,500	—	—	—	$—	$—
Equity Award - Restricted Stock (2)	3/15/12	2/15/12	—	—	—	—	97,377	—	—	802,386
Equity Award - Performance Units (3)	3/15/12	2/15/12	—	—	—	28,354	94,514	189,028	—	778,795
Equity Award - Stock Options (4)	3/15/12	2/15/12	—	—	—	—	195,678	—	8.24	778,798

Samuel K. Cotterell
Non-Equity Award (1)	—	2/15/12	79,950	266,500	599,625	—	—	—	—	—
Equity Award - Restricted Stock Units (2)	3/15/12	2/15/12	—	—	—	—	21,867	—	—	180,184
Equity Award - Performance Units (3)	3/15/12	2/15/12	—	—	—	6,367	21,224	42,448	—	174,886
Equity Award - Stock Options (4)	3/15/12	2/15/12	—	—	—	—	43,944	—	8.24	174,897

Robert A. Warren
Non-Equity Award (1)	—	2/15/12	97,875	326,250	734,063	—	—	—	—	—
Equity Award - Restricted Stock Units (2)	3/15/12	2/15/12	—	—	—	—	30,120	—	—	248,189
Equity Award - Performance Units (3)	3/15/12	2/15/12	—	—	—	8,770	29,234	58,468	—	240,888
Equity Award - Stock Options (4)	3/15/12	2/15/12	—	—	—	—	60,525	—	8.24	240,890

Judith M. Lassa
Non-Equity Award (1)	—	2/15/12	71,175	237,250	533,813	—	—	—	—	—
Equity Award - Restricted Stock Units (2)	3/15/12	2/15/12	—	—	—	—	15,678	—	—	129,187
Equity Award - Restricted Stock Units (2)	12/17/12	10/25/12	—	—	—	—	25,641	—	—	200,000
Equity Award - Performance Units (3)	3/15/12	2/15/12	—	—	—	4,565	15,218	30,436	—	125,396
Equity Award - Stock Options (4)	3/15/12	2/15/12	—	—	—	—	31,506	—	8.24	125,394

Karen E. Gowland
Non-Equity Award (1)	—	2/15/12	71,175	237,250	533,813	—	—	—	—	—
Equity Award - Restricted Stock Units (2)	3/15/12	2/15/12	—	—	—	—	15,678	—	—	129,187
Equity Award - Performance Units (3)	3/15/12	2/15/12	—	—	—	4,565	15,218	30,436	—	125,396
Equity Award - Stock Options (4)	3/15/12	2/15/12	—	—	—	—	31,506	—	8.24	125,394

(1)
2012 Non-Equity Incentive Plan Awards - Reflects possible 2012 non-equity incentive plan award payouts for our named executive officers under our Boise Inc. Incentive and Performance Plan, as described in more detail in the Compensation Discussion and Analysis section in this proxy statement. Threshold, Target, and Maximum payouts reported are calculated based on the annual pay rate of our named executive officers in effect at the end of the 2012 calendar year. It is possible to have a zero payout if the award criteria are not met. The actual non-equity incentive plan awards that will be paid in 2013, based on 2012 performance, are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement.

(2)
2012 Restricted Stock/Restricted Stock Unit Awards

March 15, 2012 - As the first component of their 2012 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, shares of service-condition vesting restricted stock or restricted stock units, which vest as follows: 1/3 vested on March 15, 2013, 1/3 will vest on March 17, 2014, and the final 1/3 will vest on March 16, 2015, subject to the provisions of the award agreements. The Target amounts reported are 100% of the restricted stock or restricted stock unit award amounts and assume our named executive officers remain employed with us until their shares or units vest. The award agreements provide dividend or dividend equivalent rights payable in cash (for restricted stock) or shares (for restricted stock units) at the time the shares underlying the awards vest.

December 17, 2012 - The compensation committee of our board of directors awarded Ms. Lassa, at no cost, shares of service-condition vesting restricted stock units on December 17, 2012. This award was intended to recognize the responsibilities of her new position as our executive vice president and chief operating officer. This award will vest on March 16, 2015, subject to the provisions of the award agreement. The award agreement provides dividend equivalent rights payable in shares at the time the shares underlying the award vest.

(3)
2012 Performance Unit Awards - On March 15, 2012, as the second component of their 2012 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, performance units, which vest as follows: 50% will vest on March 17, 2014, and the remaining 50% will vest on March 16, 2015, subject to the provisions of the award agreements. Each performance unit represents the right to receive one share of our common stock upon vesting of the performance unit. Performance units may be earned based on our return on net operating assets (RONOA) over a two-year performance period from January 1, 2012, to December 31, 2013. The actual number of shares received may be adjusted from 0% to 200% of the performance units awarded, based on our actual RONOA performance during the performance period. The award agreements provide dividend equivalent rights payable in cash (for cash dividends) or shares (for stock dividends) at the time the shares underlying the awards vest. These dividend equivalent rights are also subject to adjustment from 0% to 200% based on our RONOA performance during the performance period.

(4)
2012 Stock Option Awards - On March 15, 2012, as the final component of their 2012 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, nonqualified stock options to purchase shares of our common stock at a price of $8.24 per share. These stock options vest as follows: 1/3 vested and became exercisable on March 15, 2013, 1/3 will vest and become exercisable on March 17, 2014, and the final 1/3 will vest and become exercisable on March 16, 2015, subject to the provisions of the award agreements. The Target amounts reported are 100% of the option award amounts and assume our named executive officers remain employed with us until their options vest and become exercisable. The award agreements provide for share-based dividend equivalents, payable in shares at the time the stock options underlying the award vest and become exercisable.

(5)	The values reported for our named executive officers' 2012 equity incentive plan awards reflect the grant date fair value computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End Table
The following table presents information concerning 2012, 2011, and 2010 equity incentive plan awards made to our named executive officers under our Boise Inc. Incentive and Performance Plan that had not vested as of December 31, 2012.

Named Executive Officer and Equity Award Type	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares,Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (4)

Alexander Toeldte
2012 Restricted Stock (1)	—	$—	—	97,377	$774,147	—	$—
2011 Restricted Stock (1)	—	—	—	67,694	538,167	—	—
2012 Performance Units (2)	—	—	—	—	—	94,514	751,386
2011 Performance Units (2)	—	—	—	81,010	644,030	—	—
2012 Stock Options (3)	195,678	8.24	3/15/22	—	—	—	—
2011 Stock Options (3)	133,356	8.55	3/15/21	—	—	—	—

Samuel K. Cotterell
2012 Restricted Stock Units (1)	—	—	—	21,867	173,843	—	—
2011 Restricted Stock Units (1)	—	—	—	9,000	71,550	—	—
2011 Restricted Stock Units (1)	—	—	—	14,724	117,056	—	—
2012 Performance Units (2)	—	—	—	—	—	21,224	168,731
2011 Performance Units (2)	—	—	—	17,618	140,063	—	—
2012 Stock Options (3)	43,944	8.24	3/15/22	—	—	—	—
2011 Stock Options (3)	29,006	8.55	3/15/21	—	—	—	—

Robert A. Warren
2012 Restricted Stock Units (1)	—	—	—	30,120	239,454	—	—
2011 Restricted Stock Units (1)	—	—	—	21,034	167,220	—	—
2010 Restricted Stock Units (1)	—	—	—	50,000	397,500	—	—
2012 Performance Units (2)	—	—	—	—	—	29,234	232,410
2011 Performance Units (2)	—	—	—	25,172	200,117	—	—
2012 Stock Options (3)	60,525	8.24	3/15/22	—	—	—	—
2011 Stock Options (3)	41,438	8.55	3/15/21	—	—	—	—

Judith M. Lassa
2012 Restricted Stock Units (1)	—	—	—	15,678	124,640	—	—
2012 Restricted Stock Units (1)	—	—	—	25,641	203,846	—	—
2011 Restricted Stock Units (1)	—	—	—	10,898	86,639	—	—
2012 Performance Units (2)	—	—	—	—	—	15,218	120,983
2011 Performance Units (2)	—	—	—	13,042	103,684	—	—
2012 Stock Options (3)	31,506	8.24	3/15/22	—	—	—	—
2011 Stock Options (3)	21,472	8.55	3/15/21	—	—	—	—

Karen E. Gowland
2012 Restricted Stock Units (1)	—	—	—	15,678	124,640	—	—
2011 Restricted Stock Units (1)	—	—	—	10,898	86,639	—	—
2012 Performance Units (2)	—	—	—	—	—	15,218	120,983
2011 Performance Units (2)	—	—	—	13,042	103,684	—	—
2012 Stock Options (3)	31,506	8.24	3/15/22	—	—	—	—
2011 Stock Options (3)	21,472	8.55	3/15/21	—	—	—	—

(1)
2012 Restricted Stock/Restricted Stock Unit Awards
March 15, 2012 - As the first component of their 2012 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, shares of service-condition vesting restricted stock or restricted stock units, which vest as follows: 1/3 vested on March 15, 2013, 1/3 will vest on March 17, 2014, and the final 1/3 will vest on March 16, 2015, subject to the provisions of the award agreements. The award agreements provide dividend or dividend equivalent rights payable in cash (for restricted stock) or shares (for restricted stock units) at the time the shares underlying the awards vest.
December 17, 2012 - The compensation committee of our board of directors awarded Ms. Lassa, at no cost, a special equity incentive plan award on December 17, 2012. This award was intended to recognize the responsibilities of her new position as our executive vice president and chief operating officer. Ms. Lassa's award consisted of 25,641 service-condition vesting restricted stock units, which will vest on March 16, 2015. The award agreement provides dividend equivalent rights payable in shares at the time the shares underlying the award vest.
2011 Restricted Stock/Restricted Stock Unit Awards
January 1, 2011 - The compensation committee of our board of directors awarded Mr. Cotterell, at no cost, a special equity incentive plan award upon his election as our senior vice president and chief financial officer. Mr. Cotterell's award consisted of 18,000 service-condition vesting restricted stock units, 9,000 of which vested on March 15, 2012, and 9,000 of which vested on March 15, 2013.
March 15, 2011 - As the first component of their 2011 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, shares of service-condition vesting restricted stock or restricted stock units, which vest as follows: 50% vested on March 15, 2013, and the remaining 50% will vest on March 17, 2014, subject to the provisions of the award agreements. The award agreements provide dividend or dividend equivalent rights payable in cash (for restricted stock) or shares (for restricted stock units) at the time the shares underlying the awards vest.
2010 Restricted Stock Unit Award
October 28, 2010 - The compensation committee of our board of directors awarded Mr. Warren, at no cost, a special equity incentive plan award upon his election as our executive vice president and chief operating officer, effective November 1, 2010. Mr. Warren's award consisted of 50,000 service-condition vesting restricted stock units, which will vest on November 15, 2013.

(2)
2012 Performance Unit Awards - On March 15, 2012, as the second component of their 2012 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, performance units, which vest as follows: 50% will vest on March 17, 2014, and the remaining 50% will vest on March 16, 2015, subject to the provisions of the award agreements. Each performance unit represents the right to receive one share of our common stock upon vesting of the performance unit. Performance units may be earned based on our return on net operating assets (RONOA) over a two-year performance period from January 1, 2012, to December 31, 2013. The actual number of shares received may be adjusted from 0% to 200% of the performance units awarded, based on our actual RONOA performance during the performance period. The award agreements provide dividend equivalent rights payable in cash (for cash dividends) or shares (for stock dividends) at the time the shares underlying the awards vest. These dividend equivalent rights are also subject to adjustment from 0% to 200% based on our RONOA performance during the performance period.

2011 Performance Unit Awards - On March 15, 2011, as the second component of their 2011 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, performance units, which vest as follows: 50% vested on March 15, 2013, and the remaining 50% will vest on March 17, 2014, subject to the provisions of the award agreements. These performance units were earned based on our return on net operating assets (RONOA) over a two-year performance period from January 1, 2011, to December 31, 2012. The actual number of shares received was adjusted to 123.3% of the performance units awarded, based on our actual RONOA performance during the performance period. Each performance unit, as adjusted, represents the right to receive one share of our common stock upon the vesting of the performance unit. The award agreements provide dividend equivalent rights payable in cash (for cash dividends) or shares (for stock dividends) at the time the shares underlying the awards, as adjusted, vest.

(3)
2012 Stock Option Awards - On March 15, 2012, as the final component of their 2012 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, nonqualified stock options to purchase shares of our common stock at a price of $8.24 per share. These stock options vest as follows: 1/3 vested and became exercisable on March 15, 2013, 1/3 will vest and become exercisable on March 17, 2014, and the final 1/3 will vest and become exercisable on March 16, 2015, subject to the provisions of the award agreements. These stock option awards, to the extent vested, must be exercised on or before the earliest of the following: the tenth anniversary of the award date; five years after the date of the named executive officer's retirement; three years after the named executive officer's death or disability; one year after the named executive officer's involuntary termination or "Qualifying Termination" as described in the award agreement; or three months after the named executive officer's termination of employment for other reasons. These 2012 stock option awards also provide for share-based dividend equivalents payable in shares at the time the stock options underlying the award vest and become exercisable.

2011 Stock Option Awards - On March 15, 2011, as the final component of their 2011 equity incentive plan award, the compensation committee of our board of directors awarded our named executive officers, at no cost, nonqualified stock options to purchase shares of our common stock at a price of $8.55 per share. These stock options vest as follows: 50% vested and became exercisable on March 15, 2013, and the remaining 50% will vest and become exercisable on March 17, 2014, subject to the provisions of the award agreements. These stock option awards, to the extent vested, must be exercised on or before the earliest of the following: the tenth anniversary of the award date; five years after the date of the named executive officer's retirement; three years after the named executive officer's death or disability; one year after the named executive officer's involuntary termination or "Qualifying Termination" as described in the award agreement; or three months after the named executive officer's termination of employment for other reasons.

(4)
Our closing stock price on December 31, 2012, was $7.95 per share. The values reported for the restricted stock and restricted stock unit awards reflect the number of unvested shares or units held by each of our named executive officers as of December 31, 2012, multiplied by our closing stock price on December 31, 2012. The values reported for the 2012 performance unit awards reflect the target number of unvested performance units held by each of our named executive officers as of December 31, 2012, multiplied by our closing stock price on December 31, 2012. The values reported for the 2011 performance unit awards reflect the actual number of performance units earned and held by our named executive officers as of December 31, 2012, multiplied by our closing stock price on December 31, 2012.

Option Exercises and Stock Vested Table
The following table presents information concerning 2011 and 2009 equity incentive plan awards made to our named executive officers under our Boise Inc. Incentive and Performance Plan that vested during 2012 and the dollar amounts realized upon vesting. With the exception of Mr. Warren, our named executive officers did not receive a 2010 equity incentive plan award. No portion of Mr. Warren's 2010 special equity incentive plan award vested during 2012.

Named Executive Officer and Equity Award Type	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)

Alexander Toeldte
2011 Special Equity Award (1)	40,212	$331,347
2009 Equity Award (2)	576,000	4,746,240

Samuel K. Cotterell
2011 Special Equity Award (1)	3,984	32,828
2011 Special Equity Award (3)	9,000	74,160
2009 Equity Award (2)	60,000	494,400

Robert A. Warren
2011 Special Equity Award (1)	13,662	112,575
2009 Equity Award (2)	174,000	1,433,760

Judith M. Lassa
2011 Special Equity Award (1)	8,946	73,715
2009 Equity Award (2)	138,000	1,137,120

Karen E. Gowland
2011 Special Equity Award (1)	8,608	70,930
2009 Equity Award (2)	129,000	1,062,960

(1)
2011 Special Equity Awards - We declared a special cash dividend payable on December 3, 2010, to shareholders of record on November 17, 2010. On the record date, our named executive officers held unvested restricted stock or restricted stock units that, pursuant to the terms of their award agreements, did not accrue dividends. To align management and shareholder interests regarding dividend strategy, on March 15, 2011, the compensation committee of our board of directors awarded our named executive officers, at no cost, a 2011 special equity incentive plan award of service-condition vesting restricted stock or restricted stock units, the value of which were equivalent to the dividends the named executive officers would have received on their restricted stock or restricted stock units held as of the record date. The number of shares awarded to each of our named executive officers was calculated using the company's share price on the respective vesting dates - February 28, 2011, and March 15, 2011. The value of these awards did not include the market-condition vesting portion of the 2008 equity incentive plan awards, which were forfeited on March 1, 2011. These special equity awards vested in full on March 15, 2012.

(2)
2009 Equity Awards - The 2009 equity incentive plan awards consisted of service-condition vesting restricted stock or restricted stock units, which vested as follows: 20% vested on March 15, 2010, 20% vested on March 15, 2011, and 60% vested on March 15, 2012. The amounts reported consist of the 60% portion that vested on March 15, 2012.

(3)
Samuel K. Cotterell 2011 Special Equity Award - On January 1, 2011, the compensation committee of our board of directors awarded Mr. Cotterell, at no cost, a special equity incentive plan award upon his election as our senior vice president and chief financial officer. Mr. Cotterell's award consisted of 18,000 service-condition vesting restricted stock units, which vested as follows: 50% vested on March 15, 2012, and 50% vested on March 15, 2013. The amount reported consists of the 50% portion that vested on March 15, 2012.

(4)
The reported values reflect the number of shares or units that vested during the year ending December 31, 2012, multiplied by our closing stock price on the March 15, 2012, vesting date ($8.24 per share).

Pension Benefits
We offer pension benefits to qualifying named executive officers. Those pension benefits include a salaried defined pension benefit plan (Salaried Pension Plan), a supplemental pension plan (SUPP), and a supplemental early retirement plan (SERP). The following table reflects our named executive officers who are eligible to participate in each pension benefit plan.

Named Executive Officer	Salaried Pension Plan	SUPP	SERP

Alexander Toeldte	No	No	No
Samuel K. Cotterell	Yes	Yes	No
Robert A. Warren	Yes	Yes	No
Judith M. Lassa	Yes	Yes	Yes
Karen E. Gowland	Yes	Yes	Yes

Pension Plan Freeze
The Salaried Pension Plan, SUPP, and SERP, each described in the following sections, were frozen effective April 15, 2009. Ms. Lassa, Ms. Gowland, and Messrs. Cotterell and Warren will keep the benefits they earned up to that point but no additional benefits are earned after April 14, 2009.
Salaried Pension Plan
Ms. Lassa, Ms. Gowland, and Messrs. Cotterell and Warren are eligible to participate in our Salaried Pension Plan. Our Salaried Pension Plan is a plan for all salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.
Our Salaried Pension Plan entitles each vested employee to receive a pension benefit at normal retirement age equal to:

▪
1.25% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee's years of service through December 31, 2003, plus

▪
1% of the average of the highest five consecutive years of compensation out of the last ten years of employment, calculated as of April 14, 2009, multiplied by the employee's years of service after December 31, 2003, through April 14, 2009.

Under our Salaried Pension Plan, “compensation” is defined as the employee's base salary plus any amounts earned under our variable incentive compensation programs. Benefits are computed on a straight-life annuity basis and are not offset by Social Security or other retirement-type benefits.

Supplemental Pension Plan (SUPP)
Ms. Lassa, Ms. Gowland, and Messrs. Cotterell and Warren are eligible to participate in our SUPP. The SUPP is a plan for salaried employees who were former employees of OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to November 1, 2003.
If an employee is entitled to a greater benefit under our Salaried Pension Plan's formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from our general assets under our unfunded SUPP. The SUPP also provides payments to the extent that participation in our deferred compensation plan has the effect of reducing an individual's pension benefit under the qualified plan.
Supplemental Early Retirement Plan (SERP)
Ms. Lassa and Ms. Gowland are eligible to participate in our SERP. The SERP entitles pension-eligible elected officers to receive an early retirement benefit equal to the benefit calculated at age 65 under our Salaried Pension Plan without reduction due to the officer's early retirement. This pension benefit is unfunded and is paid from our general assets. Eligible elected officers are those who:

▪	Are 55 years old or older, if elected by OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to June 1, 2004;

▪	Are 58 years old or older, if elected on or after June 1, 2004, and prior to October 29, 2004 (the SERP was closed to new entrants as of October 29, 2004);

▪	Have ten or more years of service;

▪	Have served as an elected officer for at least five full years; and

▪	Retire before age 65.

Pension Benefits Table
The following table presents the actuarial present value of accumulated benefits payable to Ms. Lassa, Ms. Gowland, and Messrs. Cotterell and Warren, including the number of years of service credited to each of them, under our Salaried Pension Plan, SUPP, and SERP. Mr. Toeldte is not eligible to participate in our pension plans. For further information on the valuation method and all material assumptions applied in quantifying these amounts, please refer to our 2012 annual report on Form 10-K, Item 8. Notes to Consolidated Financial Statements, Footnote 10, Retirement and Benefit Plans. Ms. Lassa, Ms. Gowland, and Messrs. Cotterell and Warren did not receive any payments under any of our pension plans during 2012.

Named Executive Officer	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)

Samuel K. Cotterell	Salaried Pension Plan	15.3	$527,192
	SUPP	15.3	93,181
	SERP (2)	—	—

Robert A. Warren	Salaried Pension Plan	26.6	819,304
	SUPP	26.6	90,870
	SERP (2)	—	—

Judith M. Lassa	Salaried Pension Plan	27.3	622,615
	SUPP	27.3	103,729
	SERP (2)	27.3	942,669

Karen E. Gowland	Salaried Pension Plan	25.6	589,316
	SUPP	25.6	110,840
	SERP (2)	25.6	954,322

(1)
Number of years credited service for Ms. Lassa, Ms. Gowland, and Messrs. Cotterell and Warren includes amounts attributable to their employment with OfficeMax Incorporated (formerly Boise Cascade Corporation) prior to Madison Dearborn Partners' acquisition of the forest products assets from OfficeMax on October 29, 2004, and their employment with Boise Cascade, L.L.C.

(2)
Messrs. Cotterell and Warren were not eligible to participate in the SERP. The values reported for Ms. Lassa and Ms. Gowland assume they remain employed with us until age 55 and become vested in the SERP.

Nonqualified Deferred Compensation
All of our named executive officers are eligible to participate in our “nonqualified” deferred compensation plan. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their compensation in our overall business performance.
Each year, participants may irrevocably elect to defer receipt of a portion of their base salary and incentive compensation. A participant's account is credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds.
In addition, our named executive officers are eligible to participate and receive company contributions in our "qualified" 401(k) savings plan, as described below:

▪	Base Company Contribution - We contribute the equivalent of 3% of a participant's eligible compensation to his or her account; plus

▪	Matching Company Contribution - We match $0.50 for each $1.00 a participant contributes up to the first 3% of his or her eligible compensation; plus

▪
Discretionary Matching Company Contribution - We intend to provide a discretionary match of $0.50 for each $1.00 a participant contributes to the plan up to the first 3% of eligible compensation. The actual amount of the discretionary match may vary from year to year, depending on our financial performance and, thus, the affordability of the match. We will announce at the end of each year whether a discretionary match will be made and, if so, in what amount.

Participants may elect to have these company contributions credited to their deferred compensation plan account, rather than deposited in their 401(k) savings plan account.
Participants elect the form and timing of distributions of their deferred compensation account balances. Participants may receive payment in cash in a lump sum or in annual installments over a specified period of up to 15 years, commencing within ten years following the termination of their employment with us.

Nonqualified Deferred Compensation Table
The following table presents executive contributions to the plan in 2012, the company's contributions to the plan in 2012, executive aggregate earnings in 2012, and the aggregate balance in their account at December 31, 2012. Mr. Toeldte did not participate in the plan during 2012. Mr. Warren elected to participate in the plan during 2012 but did not elect to have his company contribution put into the plan. Ms. Lassa, Ms. Gowland, and Mr. Cotterell elected to participate in the plan during 2012 and have their company contribution put into the plan. Our named executive officers did not have any withdrawals or distributions under the plan during 2012.

Named Executive Officer	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)

Alexander Toeldte	$—	$—	$5,521	$105,401

Samuel K. Cotterell	177,870	20,371	10,900	287,792

Robert A. Warren	100,346	—	22,266	459,468

Judith M. Lassa	46,483	40,167	5,254	130,165

Karen E. Gowland	192,008	45,145	22,585	513,822

(1)	These amounts are included in the Salary column of our Summary Compensation Table for 2012.

(2)	These amounts are included in the All Other Compensation column of our Summary Compensation Table for 2012.

(3)	The above-market portion of these amounts is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of our Summary Compensation Table for 2012.

(4)
Of the amounts reported for our named executive officers, the following amounts were reported in previous proxy statements:

Alexander Toeldte - $99,880
Samuel K. Cotterell - $78,651
Robert A. Warren - $336,856
Judith M. Lassa - $38,261
Karen E. Gowland - $254,084

Severance
The severance agreements we have entered into with our named executive officers provide severance benefits and protect other benefits these officers have already earned or reasonably expect to receive under our employee benefit plans. The named executive officer will receive the benefits provided under the agreement if their employment is terminated other than for cause or disability (as defined in the agreement) or if they terminate employment after we take actions (as specified in the agreement) that adversely affect the named executive officer.
These severance agreements help to ensure we will have the benefit of our named executive officers' services without distraction in the face of future potential changes. Our board of directors believes the agreements are in our best interest and the best interest of our shareholders.
The following summaries provide a description of the severance agreements we have entered into with our named executive officers. The accompanying tables present an estimate of the compensation we would have been required to pay these officers in the event of their termination due to:

▪	Voluntary termination with good reason or involuntary termination without cause or due to restructuring;

▪	Involuntary termination due to change in control;

▪	For-cause termination or voluntary termination without good reason;

▪	Retirement; or

▪	Death or disability.
The compensation shown assumes the termination was effective as of December 31, 2012. The compensation we would actually be required to pay our named executive officers would only be determinable at the time of separation.

Alexander Toeldte
President and Chief Executive Officer
Mr. Toeldte's severance agreement, dated December 9, 2010, provides that if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Toeldte will be entitled to a lump-sum severance payment equal to two times his annual base salary at the rate in effect at the time he receives a notice of termination, plus two times his target annual incentive for the year in which the date of termination occurs. Mr. Toeldte will also receive a lump-sum payment equal to 36 times the monthly group premium for health, life, disability, and accident insurance plans. To the extent not already paid, Mr. Toeldte will also receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Toeldte, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (2 x $850,000 Annual Base Salary + 2 x Target Short-Term Incentive Award Percentage of 100% of Annual Base Salary)	$3,400,000	$3,400,000	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	1,165,801	3,383,589	—	1,165,801	3,438,081

Insurance - Health, Life, Disability, and Accident (For 36 Months)	37,202	37,202	—	—	—

Unused Vacation (90 Hours)	36,591	36,591	36,591	36,591	36,591

TOTAL (3)	$4,639,594	$6,857,382	$36,591	$1,202,392	$3,474,672

(1)	Amounts shown assume a termination of Mr. Toeldte's employment was effective as of December 31, 2012. Mr. Toeldte would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Toeldte's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Mr. Toeldte would have received under our savings plan and deferred compensation plan. Mr. Toeldte's deferred compensation plan balance would have been distributed in accordance with his distribution election. For information on Mr. Toeldte's deferred compensation plan balance, please refer to the Nonqualified Deferred Compensation Table in this proxy statement.

Samuel K. Cotterell
Senior Vice President and Chief Financial Officer
Mr. Cotterell's severance agreement, dated January 1, 2011, provides that if he voluntarily terminates employment with good reason or his employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Cotterell will be entitled to a lump-sum severance payment equal to 3.3 times his annual base salary at the rate in effect at the time he receives a notice of termination. We will also maintain group insurance coverage (health, life, disability, and accident) for 12 months following Mr. Cotterell's date of termination, subject to his payment of any applicable premium at the active employee rate. To the extent not already paid, Mr. Cotterell will also receive a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Mr. Cotterell, as well as a nonsolicitation provision that will continue for one year after his employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (3.3 x $410,000 Annual Base Salary)	$1,353,000	$1,353,000	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	334,798	834,243	—	334,798	838,578

Insurance - Health, Life, Disability, and Accident (For 12 Months)	9,377	9,377	—	—	—

Unused Vacation (88 Hours)	17,346	17,346	17,346	17,346	17,346

TOTAL (3)	$1,714,521	$2,213,966	$17,346	$352,144	$855,924

(1)	Amounts shown assume a termination of Mr. Cotterell's employment was effective as of December 31, 2012. Mr. Cotterell would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Cotterell's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Mr. Cotterell would have received under our savings plan, Salaried Pension Plan, SUPP, and deferred compensation plan. Mr. Cotterell's deferred compensation plan balance would have been distributed in accordance with his distribution election. For information on Mr. Cotterell's Salaried Pension Plan, SUPP, and deferred compensation plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

Robert A. Warren
Former Executive Vice President and Chief Operating Officer
Mr. Warren served as our executive vice president and chief operating officer until December 31, 2012. Effective January 1, 2013, at his request, Mr. Warren transitioned from this position to a nonofficer role within the company. Mr. Warren did not receive a severance payment upon his change in roles for the company. Had Mr. Warren been terminated effective December 31, 2012, Mr. Warren's severance agreement, dated November 1, 2010, provided that if he voluntarily terminated employment with good reason or his employment was involuntarily terminated without cause or due to restructuring or a change in control, as defined in his severance agreement, and subject to his execution of a valid release of employment-related claims, Mr. Warren would have been entitled to a lump-sum severance payment equal to 3.5 times his annual base salary at the rate in effect at the time he received a notice of termination. We would have also maintained group insurance coverage (health, life, disability, and accident) for 12 months following Mr. Warren's date of termination, subject to his payment of any applicable premium at the active employee rate. To the extent not already paid, Mr. Warren would have also received a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. The severance agreement also imposed confidentiality and nondisparagement provisions on Mr. Warren, as well as a nonsolicitation provision that would have continued for one year after his employment terminated.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (3.5 x $435,000 Annual Base Salary)	$1,522,500	$1,522,500	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	702,312	1,526,399	—	702,312	1,406,457

Insurance - Health, Life, Disability, and Accident (For 12 Months)	9,377	9,377	—	—	—

Unused Vacation (90 Hours)	18,726	18,726	18,726	18,726	18,726

TOTAL (3)	$2,252,915	$3,077,002	$18,726	$721,038	$1,425,183

(1)	Amounts shown assume a termination of Mr. Warren's employment was effective as of December 31, 2012. Mr. Warren would have received his base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Mr. Warren's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Mr. Warren would have received under our savings plan, Salaried Pension Plan, SUPP, and deferred compensation plan. Mr. Warren's deferred compensation plan balance would have been distributed in accordance with his distribution election. For information on Mr. Warren's Salaried Pension Plan, SUPP, and deferred compensation plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

Judith M. Lassa
Executive Vice President and Chief Operating Officer
(Former Senior Vice President, Paper and Specialty Products)
Ms. Lassa has served as our executive vice president and chief operating officer since January 1, 2013. Prior to this, Ms. Lassa had served as senior vice president of our paper and specialty products operations. Ms. Lassa's severance agreement in effect on December 31, 2012, which was dated February 18, 2010, provided that if she voluntarily terminated employment with good reason or her employment was involuntarily terminated without cause or due to restructuring or a change in control, as defined in her severance agreement, and subject to her execution of a valid release of employment-related claims, Ms. Lassa would have been entitled to a lump-sum severance payment equal to 1.65 times her annual base salary at the rate in effect at the time she received a notice of termination. We would have continued to pay the company-paid premium under the Supplemental Life Plan for 12 months following Ms. Lassa's date of termination. We would have also maintained group insurance coverage (health, life, disability, and accident) for 12 months following Ms. Lassa's date of termination, subject to her payment of any applicable premium at the active employee rate. To the extent not already paid, Ms. Lassa would have also received a lump-sum amount equal to the value of her unused and accrued time off, less any advanced time off. The severance agreement also imposed confidentiality and nondisparagement provisions on Ms. Lassa, as well as a nonsolicitation provision that would have continued for one year after her employment terminated.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (1.65 x $365,000 Annual Base Salary) (2)	$602,250	$602,250	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (3)	187,696	544,767	—	187,696	553,541

Supplemental Life Insurance (For 12 Months)	7,598	7,598	—	—	—

Insurance - Health, Life, Disability, and Accident (For 12 Months)	65	65	—	—	—

Unused Vacation (90 Hours)	15,713	15,713	15,713	15,713	15,713

TOTAL (4)	$813,322	$1,170,393	$15,713	$203,409	$569,254

(1)	Amounts shown assume a termination of Ms. Lassa's employment was effective as of December 31, 2012. Ms. Lassa would have received her base salary through the date of termination.

(2)
We entered into a new severance agreement with Ms. Lassa on January 1, 2013, which provides for a payout of 3.5 times her annual base salary at the rate in effect at the time she receives a notice of termination. Except for the payout amount and the term of the agreement, the remaining terms of Ms. Lassa's severance agreement are identical to those terms reflected in her 2010 severance agreement.

(3)	Amounts shown are based on various vesting scenarios as set forth in Ms. Lassa's equity incentive plan award agreements.

(4)
Total amounts shown are in addition to payments Ms. Lassa would have received under our savings plan, Salaried Pension Plan, SUPP, SERP, and deferred compensation plan. Ms. Lassa's deferred compensation plan balance would have been distributed in accordance with her distribution election. For information on Ms. Lassa's Salaried Pension Plan, SUPP, SERP, and deferred compensation plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

Karen E. Gowland
Senior Vice President, General Counsel and Secretary
Ms. Gowland's severance agreement, dated August 1, 2010, provides that if she voluntarily terminates employment with good reason or her employment is involuntarily terminated without cause or due to restructuring or a change in control, as defined in her severance agreement, and subject to her execution of a valid release of employment-related claims, Ms. Gowland will be entitled to a lump-sum severance payment equal to 1.65 times her annual base salary at the rate in effect at the time she receives a notice of termination. We will continue to pay the company-paid premium under the Supplemental Life Plan for 12 months following Ms. Gowland's date of termination. We will also maintain group insurance coverage (health, life, disability, and accident) for 12 months following Ms. Gowland's date of termination, subject to her payment of any applicable premium at the active employee rate. To the extent not already paid, Ms. Gowland will also receive a lump-sum amount equal to the value of her unused and accrued time off, less any advanced time off. The severance agreement also imposes confidentiality and nondisparagement provisions on Ms. Gowland, as well as a nonsolicitation provision that will continue for one year after her employment terminates.

Benefits	Voluntary Termination With Good Reason or Involuntary Termination Without Cause or Due to Restructuring ($) (1)	Involuntary Termination Due to Change in Control ($) (1)	For-Cause Termination or Voluntary Termination Without Good Reason ($) (1)	Retirement ($) (1)	Death or Disability ($) (1)

Severance Payment (1.65 x $365,000 Annual Base Salary)	$602,250	$602,250	$—	$—	$—

Value of Accelerated Vesting of Equity Awards (2)	187,696	544,767	—	187,696	553,541

Supplemental Life Insurance (For 12 Months)	6,988	6,988	—	—	—

Insurance - Health, Life, Disability, and Accident (For 12 Months)	11,621	11,621	—	—	—

Unused Vacation (6 Hours)	972	972	972	972	972

TOTAL (3)	$809,527	$1,166,598	$972	$188,668	$554,513

(1)	Amounts shown assume a termination of Ms. Gowland's employment was effective as of December 31, 2012. Ms. Gowland would have received her base salary through the date of termination.

(2)	Amounts shown are based on various vesting scenarios as set forth in Ms. Gowland's equity incentive plan award agreements.

(3)
Total amounts shown are in addition to payments Ms. Gowland would have received under our savings plan, Salaried Pension Plan, SUPP, SERP, and deferred compensation plan. Ms. Gowland's deferred compensation plan balance would have been distributed in accordance with her distribution election. For information on Ms. Gowland's Salaried Pension Plan, SUPP, SERP, and deferred compensation plan balances, please refer to the Pension Benefits Table and Nonqualified Deferred Compensation Table in this proxy statement.

Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
208-384-7000
www.boiseinc.com
© 2013 Boise Inc.
Boise is licensed to use the trademark BOISE®, a registered trademark of Boise Cascade Company or its affiliates.
HEXACOMB® and THARCO™ are trademarks of Boise Paper Holdings, L.L.C., or its affiliates.

PROXY CARD BOISE INC. ANNUAL SHAREHOLDERS' MEETING APRIL 24, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The shareholder signing this card appoints Alexander Toeldte, Samuel K. Cotterell, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card), all of the shareholder's Boise Inc. stock held on March 18, 2013, at the company's annual shareholders' meeting to be held on April 24, 2013, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the two director nominees and Proposal Nos. 2 and 3 will receive FOR votes.

(Continued and to be marked, signed, and dated as instructed on the reverse side)

▲PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE▲
Dear Shareholder:
Boise Inc. will hold its annual shareholders' meeting on Wednesday, April 24, 2013, at 9:00 a.m. Mountain Daylight Time at the company's headquarters in the Boise Plaza Building, 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388. The meeting will be held in the 1-West Conference Room.
Shareholders of record on March 18, 2013, are entitled to vote by proxy, before or at the meeting. You may use the proxy card at the top of this page to designate proxies.
Continental Stock Transfer & Trust Company is our independent tabulator and will receive and tabulate individual proxy cards. Cydni J. Waldner, of Waldner Law Office L.L.C., is our independent inspector of election and will certify the vote results.
Please indicate your voting preferences on the proxy card, sign and date the card, and return it to Continental Stock Transfer & Trust Company in the envelope provided.
Thank you.

PROXY

This proxy will be voted as directed. If no direction is indicated, it will be voted FOR the two director nominees and
FOR Proposal Nos. 2 and 3. This proxy is solicited on behalf of the board of directors of Boise Inc.
Please mark your votes like this	X

1.	Proposal No. 1 - Election of Directors NOMINEES: (01) Jonathan W. Berger (02) Jack Goldman	FOR all Nominees ☐	WITHHOLD AUTHORITY for all Nominees ☐	2.	Proposal No. 2 - Advisory approval of Boise Inc.'s executive compensation program	FOR	AGAINST	ABSTAIN
						☐	☐	☐
				3.	Proposal No. 3 - Ratification of the appointment of KPMG LLP as Boise Inc.'s independent registered public accounting firm for 2013	FOR	AGAINST	ABSTAIN
						☐	☐	☐
	(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)				In their discretion, the proxies are authorized to vote on any other matters that may properly be presented at the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	____________________________________	Signature	____________________________________	Date	___________________, 2013
NOTE: Please sign exactly as name appears on this proxy card. When shares are held by joint owners, both owners should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE▲
BOISE INC.
ANNUAL SHAREHOLDERS' MEETING
APRIL 24, 2013
At our annual shareholders' meeting, shareholders will be asked to:

▪	Proposal No. 1 - Elect two directors;

▪	Proposal No. 2 - Approve, on an advisory basis, our executive compensation program;

▪	Proposal No. 3 - Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

▪	Transact other business properly presented at the meeting.